123
                          EXHIBIT 10.1
   This document was copied from LA1-660336.v26, the execution version of the Credit Agreement. That version was then revised to reflect the First Amendment to the Credit Agreement.
      Subsequent versions have been revised for this deal.
                  PLAYERS INTERNATIONAL, INC.

             AMENDED AND RESTATED CREDIT AGREEMENT


          This AMENDED AND RESTATED CREDIT AGREEMENT is dated as of December 16, 1996 and entered into by and among PLAYERS INTERNATIONAL, INC., a Nevada corporation, as the borrower ("Company"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as "Lenders"), WELLS FARGO BANK, N.A. (successor in interest by merger with First Interstate Bank of Nevada, N.A.) ("WFB," and, in its capacity as administrative agent for Lenders, "Administrative Agent"), as a Lender, Administrative Agent, a Managing Agent and a Co-Arranger, BANKERS TRUST COMPANY ("BTCo," in its capacity as managing agent for Lenders, a "Managing Agent", and, collectively with WFB, the "Managing Agents"), as a Lender and as a Managing Agent, and BT SECURITIES CORPORATION ("BT SECURITIES," in its capacity as Co-Arranger, a "Co-Arranger," and, collectively with WFB, the "Co-Arrangers").


                     PRELIMINARY STATEMENTS

          A.   Company, Lenders, Administrative Agent, Managing
Agents and Co-Arrangers are parties to that certain Credit
Agreement dated as of August 25, 1995, as amended by that certain
First Amendment to Credit Agreement dated as of August 7, 1996
(as so amended, the "Existing Credit Agreement").

          B. Company, Lenders, Administrative Agent, Managing Agents and Co-Arrangers desire to amend and restate the Existing Credit Agreement in its entirety in order to provide, among other things, that (i) the Revolving Commitments under the Existing Credit Agreement, in the aggregate amount of $120,000,000, shall be converted into Tranche A Commitments in the aggregate amount of $60,000,000, Tranche B Commitments in the aggregate amount of $40,000,000, and Tranche C Commitments in the aggregate amount of $20,000,000; (ii) on the Effective Date, all outstanding Revolving Loans under the Existing Credit Agreement shall be converted into Tranche A Loans hereunder; (iii) the interest rates payable on the Loans and the unused Commitment fee shall be revised as set forth herein; (iv) the scheduled reductions in Commitments shall be revised as set forth herein; (v) the financial covenants shall be revised as set forth herein; and
(vi) the terms and provisions of the Existing Credit Agreement shall otherwise be modified as set forth herein.

          C. Company agrees that its existing pledge and grant of a security interest in substantially all of its present and future real and personal property will continue as security for the payment and performance of the Obligations of Company.

          D. Company agrees that its existing pledge of all of its capital stock in each of its Subsidiaries, whether now existing or hereafter created or acquired, will continue as security for the payment and performance of the Obligations of Company.

          E. Company agrees to cause Players Holding, Inc., to guaranty the Obligations hereunder and to pledge all its capital stock in each of its Subsidiaries, whether now existing or hereafter created or acquired, as security for such guaranty.

          F. Company agrees to cause each of its Subsidiaries to confirm and agree that (i) its existing guaranty of the obligations of Company under the Existing Credit Agreement will continue as a guaranty of the Obligations hereunder and (ii) its existing grant of a security interest in substantially all of its assets to secure such guaranty will continue as security for the payment and performance of such guaranty.

          G. All modifications to the Existing Credit Agreement and the other Loan Documents made hereby require the concurrence of Requisite Lenders and the Loan Parties and such concurring Requisite Lenders are identified as such on the signature pages hereof (all non-concurring Lenders being identified on the signature pages to indicate their names and addresses of record).

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, Administrative Agent, Managing Agents and Co-Arrangers agree that the Existing Credit Agreement shall be amended and restated, without novation, as follows:


                           SECTION 1.
                          DEFINITIONS

1.1  Certain Defined Terms.

          The following terms used in this Agreement shall have the following meanings:

          "Acknowledgement and Confirmation" means an
Acknowledgement and Confirmation Agreement dated as of the Effective Date, substantially in the form of Exhibit X hereto, pursuant to which each Guarantor shall acknowledge and confirm that its obligations under the Guaranty and the Collateral Documents to which it is a party shall continue to guaranty or secure, as the case may be, the Obligations of Company hereunder, as such Acknowledgement and Confirmation Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

          "Acknowledgement and Estoppel Agreements" means those certain Acknowledgement and Estoppel Agreements by various owners of certain portions of the Premises, each as a landlord, and certain of Company's Subsidiaries, each as a tenant, pursuant to which each landlord thereto acknowledges the existence of Administrative Agent as leasehold mortgagee and certifies the validity of the leasehold interest held by the applicable Subsidiary of Company.

          "Administrative Agent" means WFB.

          "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise or (ii) the beneficial ownership of 10% or more of any class of voting capital stock of a Person (on a fully diluted basis) or of warrants or other rights to acquire such class of capital stock (whether or not presently exercisable).

          "Agreement" means this Amended and Restated Credit
Agreement dated as of December 16, 1996, as it may be amended, supplemented or otherwise modified from time to time.

          "Allocated Costs of Internal Counsel" means, as of any date of determination, the internal costs imputed to in-house counsel employed by Administrative Agent for the review, negotiation, preparation, execution and administration of the Loan Documents, as based on the time records submitted to Company within 90 days of the services performed by such counsel at an hourly rate not to exceed the then prevailing market rate in Los Angeles, California for an attorney with a minimum of ten years experience in financing transactions.

          "Applicable Base Rate Margin" means, as of any date of determination, (i) for Tranche A Loans, a percentage per annum equal to 2.50%, (ii) for Tranche B Loans, a percentage per annum equal to 5.50%, (iii) for Tranche C Loans, a percentage per annum equal to 2.50% and (iv) for Swing Line Loans, a percentage per annum equal to 2.00%.

          "Assessment" means the obligation of any Person that owns an equity interest in any legal entity to pay or contribute additional capital to such entity, whether such obligation arises on a scheduled basis or upon the occurrence of one or more contingent events.

          "Asset Sale" means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the stock of any of Company's Subsidiaries, (ii) 50% or more of the assets of Company or any of its Subsidiaries, or (iii) any other assets used or useful in the operations of Company or its Subsidiaries (whether tangible or intangible) outside of the ordinary course of business.

          "Assumption Agreement" means that certain Assumption
Agreement between PLC and Administrative Agent dated as of the date hereof, substantially in the form of Exhibit XIX, as such agreement may be amended from time to time.

          "Bankruptcy Code" means Title 11 of the United States
Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

          "Barges" means all barges located at or used in connection with the Illinois Facilities or the Louisiana Facilities, whether owned on the date hereof or subsequently acquired, including, without limitation, all barges that are documented, registered or certified pursuant to the laws of the State of Illinois or the State of Louisiana.

          "Base Rate" means, at any time, the higher of (x) the Prime Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

          "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

          "Best Knowledge" means, as applied to Company, (i) actual knowledge by any Responsible Officer of any fact or (ii) imputed knowledge of any fact which should, upon the reasonable exercise of diligence (appropriate for the circumstance in question) by any such Responsible Officer in his or her employment position, have been known.

          "BTCo" has the meaning assigned to that term in the first paragraph of this Agreement.

          "BT Securities" has the meaning assigned to that term in the first paragraph of this Agreement.

          "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California and New Jersey or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

          "Capital Lease," as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Cash" means money, currency or a credit balance in a Deposit Account.

          "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and
(v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

          "Cash Proceeds" means Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) and Cash Equivalents received by Company or any of its Subsidiaries from any Asset Sale or upon the occurrence of an Event of Loss.

          "Change of Control" means (i) any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 20% or more of the combined voting power of all securities of Company entitled to vote in the election of directors; or (ii) during any period of up to 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of Company shall cease for any reason to constitute a majority of the Board of Directors of Company; or
(iii) any Person or "group" shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that upon consummation shall result in its or their acquisition of or control over, securities of Company representing 20% or more of the combined voting power of all securities of Company entitled to vote in the election of directors; provided that a Change of Control shall not be deemed to occur under clauses (i) or (iii) above if the Person referred to in either such clause is an Excluded Person, or the "group" referred to in either such clause consists exclusively of two or more Excluded Persons, unless (x) the transaction or series of transactions that creates the Change of Control is subject to Rule 13e-3 under the Exchange Act or any similar or successor rule and (y) immediately prior to and during the 180-day period following either (1) such transaction or series of transactions referred to in clause (x), or (2) the time that any such Excluded Person or "group" consisting exclusively of two or more Excluded Persons shall have acquired "beneficial ownership", directly or indirectly, of 20% or more of such total voting power, as referred to in clause
(iii), the Senior Notes are or become rated, in the case of clause (1) or (2), "B+" or below by S&P and "B1" or below by Moody's or, if either such rating agency or both such rating agencies shall no longer make a rating of the Senior Notes publicly available, the comparable ratings of another nationally recognized securities rating agency or agencies, as the case may be, selected by Company, which shall be substituted for S&P or Moody's or both, as the case may be; provided further that the 180-day period referred to in clause (y) shall be extended for so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any such rating agency.

          "Co-Arranger" means either of WFB or BT Securities and "Co-Arrangers" means WFB and BT Securities, collectively.

          "Collateral" means all the real, personal and mixed property made subject to a Lien pursuant to the Collateral Documents.

          "Collateral Account" has the meaning assigned to that term in the Collateral Account Agreement.

          "Collateral Account Agreement" means the Collateral Account Agreement dated as of August 25, 1995, executed and delivered pursuant to the Existing Credit Agreement, pursuant to which Company may pledge cash to Administrative Agent to secure the obligations of Company to reimburse Administrative Agent for payments made under one or more Letters of Credit as provided in
Section 8, as such Collateral Account Agreement has been amended to the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time.

          "Collateral Assignment Agreement" means that certain
Collateral Assignment Agreement between PMGC and Administrative
Agent dated as of August 25, 1995, executed and delivered pursuant to the Existing Credit Agreement, as it has been amended to the date hereof and as it may hereafter be amended, supplemented or otherwise modified, from time to time.

          "Collateral Documents" means the Mortgages, the Ship Mortgages, the Guaranty, the PHI Guaranty, the Company Security Agreement, the Subsidiary Security Agreements, the Company Pledge Agreements, the LLC Membership Interest Security Agreements, the Partnership Interest Security Agreements, the Resources Pledge and Security Agreement, the Collateral Assignment Agreement, documentation relating to the "Cash Concentration Account" referred to in subsection 6.13 and all other instruments or documents now or hereafter granting Liens on property of Company or any of its Subsidiaries to Administrative Agent for benefit of Lenders.

          "Commitments" means the commitments of Lenders to make
Loans as set forth in subsection 2.1A, and the "Commitments" of any Lender means the commitments of such Lender to make Loans as set forth in subsection 2.1A.

          "Commitment Termination Date" means June 30, 2000.

          "Company" means Players International, Inc., a Nevada corporation.

          "Company Pledge Agreements" means those certain Pledge Agreements between Company and Administrative Agent dated August 25, 1995 executed and delivered pursuant to the Existing Credit Agreement, as each such agreement has been amended to the date hereof and as each such agreement may hereafter be amended, supplemented or otherwise modified, from time to time.

          "Company Security Agreement" means that certain
Security Agreement between Company and Administrative Agent dated
August 25, 1995, executed and delivered pursuant to the Existing
Credit Agreement, as it has been amended to the date hereof and as it may hereafter be amended, supplemented or otherwise modified, from time to time.

          "Completion of Construction Date" means, with respect to the Maryland Heights Facility, the date on which the Company delivers to Administrative Agent (A) certification acceptable to Administrative Agent in its sole discretion that (i) construction of the Maryland Heights Facility has been substantially completed pursuant to the plans therefor, (ii) all governmental approvals (including, without limitation, a certificate of occupancy and all applicable gaming and liquor licenses including the issuance of the applicable gaming license by the Missouri Gaming Authorities) necessary for the opening to the public and operations of the casinos have been obtained and copies delivered to Administrative Agent, (iii) all casino and public space and a hotel as set forth in the plans therefor are open to the public and able to receive overnight guests in the ordinary course of business, and (iv) all equitable liens, mechanics liens, materialmen liens and any other liens against or directly related to the Maryland Heights Facility have been paid, bonded or provided for to the satisfaction of Administrative Agent; provided that any such liens which have not been so paid, bonded or provided for and which do not impair, or threaten to impair, the conduct of business at the Maryland Heights Facility may be consented to by Administrative Agent; (B) final "as-built" plans and specifications of all improvements and construction related to the Maryland Heights Facility; (C) an ALTA survey, at Company's sole cost and expense, certified to Administrative Agent and in form and substance satisfactory to Administrative Agent, of the real property and improvements related to the Maryland Heights Facility; and (D) a title insurance commitment, at Company's sole cost and expense, covering the real property related to the Maryland Heights Facility, which title insurance commitment shall be in form and substance satisfactory to Administrative Agent and which shall show, among other things, no mechanics liens, materialmen liens or any other liens against or affecting the Maryland Heights Facility.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit VIII annexed hereto delivered to Administrative Agent and Lenders by Company pursuant to subsection 6.1(iii).

          "Consolidated Capital Expenditures" means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases that is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "capital expenditures" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.

          "Consolidated EBITDA" means, for any period
Consolidated Net Income for such period plus, to the extent such items were subtracted in the determination of Consolidated Net Income, the sum of the amounts for such period of
(i) Consolidated Interest Expense, (ii) provisions for taxes based on income, (iii) total depreciation expense, (iv) total amortization expense, and (v) other non-cash items reducing Consolidated Net Income less other non-cash and/or extraordinary, non-recurring items increasing Consolidated Net Income plus other extraordinary and non-recurring items decreasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

          "Consolidated Fixed Charges" means, for any period, the sum (without duplication) of the amounts for such period of
(i) Consolidated Interest Expense, (ii) scheduled payments of principal on the long-term portion of Consolidated Total Debt,
(iii) the principal component of payments on Capital Leases and
(iv) all Assessments payable by Company or any of its Subsidiaries during such period.

          "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders on or before the Effective Date.

          "Consolidated Net Income" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

          "Consolidated Tangible Net Worth" means, as at any date of determination, the sum of the par value of Company's capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) less all intangible assets (including goodwill and excess purchase price over historical basis entries) of Company and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

          "Consolidated Total Assets" means as at any date of determination, the total assets of Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of Company and its Subsidiaries as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

          "Consolidated Total Debt" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

          "Consolidating" means, as used to describe financial statements referred to in subsections 5.3, 6.1(i), 6.1(ii) and 6.1(xiii), the separate financial statements reflecting the accounts of Company and its Subsidiaries.

          "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof,
(ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (iii) under Interest Rate Agreements, or (iv) to make an Investment in any other Person. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

          "Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

          "Dollars" and the sign "$" mean the lawful money of the United States of America.

          "Effective Date" means the date on or before December
20, 1996, on which the conditions set forth in subsection 4.1 are first satisfied or waived in writing by Administrative Agent and Requisite Lenders.

          "Eligible Assignee" means (A)(i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that
(x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to and consented to by Managing Agents; and (B) any Lender and any Affiliate of any Lender; provided that no Affiliate of Company shall be an Eligible Assignee.

          "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by Company or any of its ERISA
Affiliates.

          "Environmental Claim" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to Company, any of its Subsidiaries, any of their respective Affiliates or any Facility.

          "Environmental Indemnity" means the Environmental Indemnity from Company in favor of Administrative Agent on behalf of Lenders dated as of August 25, 1995, executed and delivered pursuant to the Existing Credit Agreement, pursuant to which Company indemnifies Administrative Agent on behalf of Lenders against environmental risks, as it has been amended to the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time.

          "Environmental Laws" means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or
(iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.
5 6901 et seq.), the Federal Water Pollution Control Act ( 33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time, and any successor statute.

          "ERISA Affiliate", as applied to any Person, means
(i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of
Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time, a member; and
(iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

          "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company or any of its ERISA Affiliates of any material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under
Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company or any of its ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to
Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

          "Event of Default" means each of the events set forth in Section 8.

          "Event of Loss" means, with respect to any property or asset, (i) any loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

          "Exchange Act" means the Securities Exchange Act of
1934, as amended from time to time, and any successor statute.

          "Excluded Person" means (a) Company or any Guarantor wholly-owned by Company, (b) any employee benefit plan of Company or any Guarantor wholly-owned by Company or any trustee or similar fiduciary holding capital stock of Company for or pursuant to the terms of any such plan, (c) Merv Griffin, (d) Edward Fishman, (e) David Fishman, (f) Howard Goldberg, (g) Thomas E. Gallagher, (h) Marshall S. Geller, (i) Lee Seidler, (j) Peter J. Aranow, (k) Jay Green, (l) Earl Webb, (m) Lawrence Cohen, (n) Charles Masson, (o) Henry Applegate III, (p) John Groom and (q) members of the immediate families and Affiliates of any such Person (where the determination of whether a Person is an Affiliate is made without reference to clause (ii) of the definition of such term).

          "Existing Credit Agreement" has the meaning specified in Preliminary Statement A to this Agreement.

          "Existing Letter of Credit" means each Letter of Credit
(as defined in the Existing Credit Agreement) outstanding on the Effective Date that has not expired or been cancelled as of the Effective Date.

          "Existing Revolving Loan" has the meaning specified in subsection 2.1F.

          "Facilities" means, collectively, the Illinois
Facilities, the Louisiana Facilities, the Nevada Facilities and the Maryland Heights Facility.

          "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

          "FF&E" means any and all furniture, fixtures and equipment which have been installed or are to be installed and used in connection with the operation of the Improvements located upon any of the Premises and those items of furniture, fixtures and equipment which have been purchased or leased or are hereafter purchased or leased in connection with any of the Facilities.

          "Fiscal Quarter" means the calendar quarters ending on March 31, June 30, September 30 and December 31.

          "Fiscal Year" means the fiscal year period beginning
April 1 of each calendar year and ending on the following March
31.

          "Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of (y) Consolidated EBITDA for the consecutive four full Fiscal Quarters most recently ended on or before such date of determination to (z) Consolidated Fixed Charges for such four Fiscal Quarter period.

          "Flood Act" means the National Flood Insurance Act of
1968 as amended by the Flood Disaster Protection Act of 1973 (42
U.S.C. 4013 et. seq.).

          "Former Lender" has the meaning assigned to that term in subsection 10.1B(iii).

          "Funding and Payment Office" means the office of Administrative Agent located at the address set forth on the signature pages hereof.

          "Funding Date" means the date of the funding of a Loan or the issuance of a Letter of Credit.

          "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

          "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, any state, province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the Illinois Gaming Authorities, the Missouri Gaming Authorities, the Louisiana Gaming Authorities, the Kentucky Gaming Authorities and the Nevada Gaming Authorities, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by Company or any of its Subsidiaries.

          "Gaming Laws" means all statutes, rules, regulations, ordinances, codes and administrative or judicial precedents pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Company and its Subsidiaries within its jurisdiction, including the Illinois Riverboat Gambling Act, the Kentucky Gaming Law, the Louisiana Riverboat Economic Development and Gaming Control Act, the Missouri Gaming Act, and the Nevada Gaming Control Act.

          "Governmental Acts" has the meaning assigned to that term in subsection 3.5A.

          "Governmental Authority" means any of the United States government, the government of any state thereof and any political subdivision, agency, department, commission, court, board, bureau or instrumentality of any of them, including any local authorities and any Gaming Authority.

          "Governmental Authorization" means any permit, license, authorization, plan, directive, consent, order or consent decree of or from any Governmental Authority, including any Gaming
Authority.

          "Guarantor" means any of PHI, PMHLP, PLC, SIRCC, PBD, PNEV, PRM, PRI, PMGC, PRLLC, PML, PSI, PDI, PMH, PMHN, PLCR, PRES, PEI, RR and SSP and "Guarantors" means all of them, collectively; provided, however, that "Guarantors" shall also mean any Person that becomes a Subsidiary of Company after the Effective Date.

          "Guaranty" means the Guaranty dated as of August 25, 1995, executed and delivered by each Guarantor in favor of Administrative Agent, pursuant to the Existing Credit Agreement, as it has been amended to the date hereof and as it may hereafter be amended, supplemented or otherwise modified, from time to time, including, without limitation, by the inclusion as Guarantors of Persons becoming Subsidiaries of Company after the Effective Date.

          "Harrah's" means Harrah's Maryland Heights Corporation, a Nevada corporation.

          "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

          "Hostile Acquisition" means any acquisition of the outstanding Securities or capital stock of any corporation, partnership or other Person that is not an Affiliate of Company other than (i) an acquisition which has been approved by resolutions of the Board of Directors of the Person being acquired or by similar action if the Person is not a corporation, and as to which such approval has not been withdrawn, or (ii) any acquisition of less than twenty percent (20%) of the outstanding Securities of any class or type of any Person; provided that an acquisition of Securities described in clause (ii) hereof as to which Company or any of its Subsidiaries is required to file a statement containing the information required by Schedule 13D under the Exchange Act shall not be considered a Hostile Acquisition only if the then currently effective Schedule 13D of Company or such Subsidiary indicates that Company or such Subsidiary views the Securities as an attractive Investment and that Company or such Subsidiary has no plans or proposals which relate to or which would result in any of the transactions described in paragraphs (b) through (j) of Item 4 of Schedule 13D.

          "Illinois Facilities" means the Illinois Premises and the Improvements made thereon, along with all other related personal and mixed property located thereon or related thereto, including, without limitation, a four-deck paddle-wheeler riverboat casino, a docking site (including all Barges), a new office building, a cabaret style theater, all related restaurant, bar, recreation and other facilities and all FF&E and other personal property located therein, as more fully described in the "Business" and "Properties" sections of the 10-K.

          "Illinois Gaming Authorities" means, without limitation, the Illinois Gaming Board and any other applicable
Governmental Authority involved in the regulation of gaming and gaming activities conducted by Company or any of its Subsidiaries in the State of Illinois.

          "Illinois Mortgage" means that certain Mortgage, Fixture Filing and Security Agreement with Assignment of Rents, by and among SIRCC, as mortgagor and owner, in favor of Administrative Agent, as mortgagee, dated August 25, 1995, executed and delivered pursuant to the Existing Credit Agreement, as it has been amended to the date hereof and as it may hereafter be amended, supplemented or otherwise modified, from time to time.

          "Illinois Premises" means the real property owned in fee or leased by Company or its respective Subsidiaries with respect to the property commonly known as the Metropolis complex in Metropolis, Illinois, as more fully described on Schedule A-1 hereto.

          "Illinois Riverboat Gambling Act" means the Riverboat
Gambling Act of Illinois, as from time to time amended, or any successor provision of law, and the regulations promulgated thereunder.

          "Illinois Ships" means each of the Players Riverboat II and any other riverboat casino subsequently acquired by Company or any of its Subsidiaries and operated out of the Illinois Facilities, in each case, including the engines, boilers, machinery, masts, derricks, drawworks, spars, boats, anchors, cables, chains, tackle, fittings, pumping equipment and all other components and appurtenances thereto, whether now owned or hereafter acquired, whether on board or not, and whether installed by Company, SIRCC or any other Person, and also any and all changes, improvements, alterations, additions, renewals and replacements at any time made in or to such units or any parts thereof.

          "Improvements" means all buildings, structures, facilities and other improvements of every kind and description now or hereafter located on any of the Premises, including all parking areas, roads, driveways, walks, fences, walls, beams, recreation facilities, drainage facilities, lighting facilities and other site improvements, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, all plumbing, lighting, heating, ventilating, air-conditioning, refrigerating, incinerating, compacting, fire protection and sprinkler, surveillance and security, vacuum cleaning, public address and communications equipment and systems, all screens, awnings, floor coverings, partitions, elevators, escalators, motors, machinery, pipes, fittings and other items of equipment and personal property of every kind and description now or hereafter located on any of the Premises or attached to the improvements that by the nature of their location thereon or attachment thereto are real property under applicable law; and including all materials intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, equipment, fixtures, structures and improvements.

          "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is
(a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Any Contingent Obligation shall not constitute Indebtedness until such time as, and only to the extent that, the underlying obligation owed by the primary obligor to which such Contingent Obligation relates has become due and payable and remains unsatisfied after the due date thereof. Obligations under Interest Rate Agreements constitute Contingent Obligations.

          "Indemnitee" has the meaning assigned to that term in subsection 10.3.

          "Indenture" means that certain Indenture, dated as of April 10, 1995, executed by Company, its Subsidiaries and First Fidelity Bank, National Association, as trustee, in connection with the issuance of and governing the terms of the Senior Notes, as in effect on August 25, 1995, except to the extent amended in accordance with subsection 7.13.

          "Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries, taken as a whole.

          "Interest Coverage Ratio" means, as of any date of determination, the ratio of (x) Consolidated EBITDA for the immediately preceding four Fiscal Quarters to (y) the Consolidated Interest Expense for the immediately preceding four
Fiscal Quarters.

          "Interest Payment Date" means the last day of each calendar month.

          "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in interest rates.

          "Interest Rate Reduction Amount" means for each period commencing on the first Business Day of the month following receipt by Administrative Agent of a Pricing Determination Certificate and ending on the first Business Day of the month following the month in which the next successive Pricing Determination Certificate is due, the following:

          (x) if Consolidated EBITDA for the four consecutive Fiscal Quarters most recently ended before the date of such Pricing Determination Certificate is more than $85,000,000 but less than $95,000,000 and the Interest Coverage Ratio for such period is not less than 2.00:1.00, then 1.00% per annum;

          (y) if Consolidated EBITDA for the four consecutive Fiscal Quarters most recently ended before the date of such Pricing Determination Certificate is more than $95,000,000, the Interest Coverage Ratio for such period is not less than 2.00:1.00, and the Leverage Ratio on the last day of such period is not greater than 2.25:1.00, then 2.00% per annum; and

               (z) in all other cases, 0.00%.

If Company fails to deliver a Pricing Determination Certificate within the time required by subsection 6.1(xvi), the Interest Rate Reduction Amount shall be 0.00% during the period commencing on the first Business Day following the date on which delivery of such Pricing Determination Certificate was due until the first Business Day of the month following the date that such past due certificate is actually received by Administrative Agent. During the period commencing on the first Business Day of the month following receipt of a past due certificate by Administrative Agent, and ending on the First Business Day of the month following the month in which the next successive Pricing Determination Certificate is due, the Interest Rate Reduction Amount shall be as set forth in the preceding clauses (x), (y), or (z), as applicable.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

          "Investment" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (other than a Person that is a wholly-owned Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, or
(iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than a Person that is a wholly-owned Subsidiary of Company), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          "Joint Venture Agreement" means the Partnership
Agreement, dated as of November 2, 1995, by and between PMHLP and Harrah's.

          "Joint Venture Interest Security Agreement" means that certain Joint Venture Interest Security Agreement between PMHLP and Administrative Agent, dated as of the Effective Date, substantially in the form of Exhibit XVIII, as such agreement may hereafter be amended, supplemented or otherwise modified, from time to time.

          "Kentucky Gaming Authority" means the Kentucky Racing
Commission.

          "Kentucky Gaming Law" means Section 230.225 of the
Kentucky Revised Statutes and the rules and regulations promulgated thereunder.

          "Landlord Consents" means those certain Landlord's Consents and Agreements executed by various owners of certain portions of the Premises, as landlords, each in favor of Administrative Agent, acknowledging and consenting to, among other things, the granting by certain of Company's Subsidiaries, as tenants, of Mortgages on the leasehold interests held by such tenants.

          "Lease Amendments" means those certain amendments to lease agreements between various owners of certain portions of the Premises, each as a landlord, and certain of Company's Subsidiaries, each as a tenant, pursuant to which the parties thereto have amended certain existing leases related to the Premises for the benefit of Administrative Agent.

          "Leasehold Documents" means, collectively, the
Mortgagee Attornment Agreements, the Landlord Consents, the Lease
Amendments and the Acknowledgement and Estoppel Agreements.

          "Lender" and "Lenders" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires.

          "Lender Assignment Agreement" has the meaning assigned to that term in subsection 10.1A and a form of which is attached as Exhibit III hereto, as noted in subsection 10.1B.

          "Letter of Credit" or "Letters of Credit" means Standby
Letters of Credit issued or to be issued by Administrative Agent for the account of Company pursuant to subsection 3.1.

          "Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Administrative Agent and not theretofore reimbursed by Company (including any such reimbursement out of the proceeds of Loans pursuant to subsection 3.3B).

          "Leverage Ratio" means, as of any date of determination, the ratio of (y) the sum (without duplication) of the outstanding principal amount of Other Allowed Indebtedness (Secured) as of such date plus the outstanding principal amount of Other Allowed Indebtedness (Unsecured) as of such date plus the average daily Total Utilization of Commitments for the Fiscal Quarter most recently ended on or prior to such date plus Contingent Obligations as of such date to (z) Consolidated EBITDA for the consecutive four full Fiscal Quarters most recently ended on or prior to such date.

          "License Revocation" means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Authority covering any casino, gambling or gaming facility owned or operated by Company, any of its Subsidiaries.

          "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          "Linked Appreciation Rights Agreement" means that certain Linked Appreciation Rights Agreement between Company and each Lender dated as of the date the initial Tranche B Loan is made, substantially in the form of Exhibit IX hereto, as such agreement may hereafter be amended, supplemented or otherwise modified, from time to time.

          "LLC Membership Interest Security Agreements" means (i) those certain Security Agreements between each of PRI and PRM, and Administrative Agent, dated as of August 25, 1995, executed and delivered pursuant to the Existing Credit Agreement, as each such agreement has been amended to the date hereof and each such agreement may hereafter be amended, supplemented or otherwise modified, from time to time and (ii) those certain LLC Membership Interest Security Agreements between certain Subsidiaries of Company and Administrative Agent, dated as of the Effective Date, substantially in the form of Exhibit XVI, as each such Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

          "Loan Documents" means this Agreement, any Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of Administrative Agent relating to, the Letters of Credit), the Collateral Account Agreement, the Collateral Documents, the Linked Appreciation Rights Agreement, the Mortgage Amendments, the Acknowledgment and Confirmation and all other instruments or documents executed in connection therewith.

          "Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Commitments, that Lender's Commitments and (ii) after the termination of the Commitments, the sum of (a) the aggregate outstanding principal amount of the Loans of that Lender plus
(b) in the event that Lender is Administrative Agent, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

          "Loan Party" means any of Company and any Guarantor and "Loan Parties" means Company and all Guarantors, collectively.

          "Loans" means, collectively, all Revolving Loans made pursuant to subsection 2.1A and all Swing Line Loans made pursuant to subsection 2.1B.

          "Louisiana Facilities" means the Louisiana Premises and the Improvements made thereon, along with all other related personal and mixed property located thereon or related thereto, including, without limitation, two three-deck paddle-wheeler riverboat casinos (individually known as the "Players III" and the "Lake Charles Star Riverboat"), a docking site, floating entertainment island and floating administrative center (including all Barges), a hotel, all related restaurant, bar, recreation and other facilities and all FF&E and other personal property located therein, as more fully described in the "Business" and "Properties" sections of the 10-K.

          "Louisiana Gaming Authorities" means, without limitation, the Louisiana Gaming Control Board, the Riverboat
Gaming Enforcement Division of the Louisiana State Police and any other applicable Governmental Authority involved in the regulation of gaming and gaming activities conducted by Company or any of its Subsidiaries in the State of Louisiana.

          "Louisiana Gaming Control Act" means the Louisiana
Riverboat Economic Development and Gaming Control Act, as from time to time amended, or any successor provision of law, and the regulations promulgated thereunder.

          "Louisiana Mortgage" means that certain Acts of Mortgage, Fixture Filing and Security Agreement with Pledge and Assignment of Leases and Rents, among PLC, as mortgagor and owner, in favor of Administrative Agent, as mortgagee, dated as of August 25, 1995, executed and delivered pursuant to the Existing Credit Agreement, as it has been amended to the date hereof and as it may hereafter be amended, supplemented or otherwise modified, from time to time.

          "Louisiana Premises" means the real property owned in fee or leased by Company or its respective Subsidiaries with respect to the property commonly known as the Lake Charles complex in Lake Charles, Louisiana, as more fully described on Schedule A-2 hereto.

          "Louisiana Ships" means each of the Lake Charles Star Riverboat, the Players III and any other riverboat casino subsequently acquired by Company or any of its Subsidiaries and operated out of the Louisiana Facilities, in each case, including the engines, boilers, machinery, masts, derricks, drawworks, spars, boats, anchors, cables, chains, tackle, fittings, pumping equipment and all other components and appurtenances thereto, whether now owned or hereafter acquired, whether on board or not, and whether installed by Company, PLC or any other Person, and also any and all changes, improvements, alterations, additions, renewals and replacements at any time made in or to such units or any parts thereof.

          "Managing Agent" means either of WFB or BTCo and "Managing Agents" means WFB and BTCo, collectively.

          "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve
System as in effect from time to time.

          "Marine Appraiser" means Larry Snyder.

          "Maryland Heights Facility" means the riverboat casino entertainment complex in Maryland Heights, Missouri being developed to be operated by the Riverside Joint Venture as more fully described in the "Business" and "Properties" sections of the 10-K.

          "Maryland Heights Subsidiaries" means PMH, PMHN and
PMHLP.

          "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries, taken as a whole, or (ii) the impairment of the ability of Company to perform, in any material respect, or of Administrative Agent or Lenders to enforce, the Obligations.

          "Missouri Gaming Act" means Sections 313.800 - 313.850 of the Revised Statutes of Missouri (Excursion Gambling Boats).

          "Missouri Gaming Authority" means Missouri Gaming
Commission.

          "Mortgage Amendments" has the meaning assigned thereto in subsection 4.1G.

          "Mortgagee Attornment Agreements" means those certain Mortgagee Attornment Agreements between various owners of certain portions of the Premises, each as a landlord, and certain of Company's Subsidiaries, each as a tenant, for the benefit of Administrative Agent, granting tenants the right to mortgage the leasehold interests held by such tenants in certain portions of the Premises.

          "Mortgages" means, collectively, the Illinois Mortgage, the Louisiana Mortgage and the Nevada Mortgages.

          "Multiemployer Plan" means a "multiemployer plan", as defined in Section 3(37) of ERISA, to which Company or any of its ERISA Affiliates is contributing, or ever has contributed, or to which Company or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

          "Net Cash Proceeds" means Cash Proceeds received from any Asset Sale or upon the occurrence of an Event of Loss, in each case, net of the sum of all bona fide direct fees, commissions and other expenses incurred in connection therewith less the amount of (estimated reasonably and in good faith by Company) income, franchise, sales and other applicable taxes required to be paid by Company or any of its Subsidiaries as a result thereof within two years of the date of receipt of any such Cash Proceeds.

          "Nevada Facilities" means the Nevada Premises and the Improvements made thereon, along with all other related resort-facilities personal and mixed property located thereon, including, without limitation, a golf course, a land-based casino hotel, all related restaurant, bar, recreation and other facilities and all FF&E and other personal property located therein, as more fully described in the "Business" and "Properties" sections of the 10-K.

          "Nevada Gaming Authorities" means, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board and any other applicable Governmental Authority involved in the regulation of gaming and gaming activities conducted by Company or any of its Subsidiaries in the State of Nevada.

          "Nevada Gaming Control Act" means the Nevada Gaming
Control Act, as from time to time amended, or any successor provision of law, and the regulations promulgated thereunder.

          "Nevada Mortgages" means those certain Deeds of Trust, Fixture Filings and Security Agreements with Assignment of Rents, among each of PNEV, PMGC and PML, as trustor and owner, in favor of Chicago Title Insurance Company, as trustee, for the benefit of Administrative Agent, as beneficiary, each dated as of August 25, 1995, executed and delivered pursuant to the Existing Credit Agreement, as each such agreement has been amended to the date hereof and as may hereafter be amended, supplemented or otherwise modified, from time to time.

          "Nevada Premises" means the real property owned in fee or leased by Company or its respective Subsidiaries with respect to the property in Mesquite, Nevada, as more fully described on Schedule A-3 hereto.

          "New Loan Documents" means this Agreement, the Notes issued on the Effective Date, the Mortgage Amendments, the Acknowledgement and Confirmation, the Joint Venture Interest Security Agreement, the Linked Appreciation Rights Agreement, the PHI Guaranty, the PHI Pledge, the Resources Pledge and Security Agreement, and all other new agreements to be executed by the Loan Parties on the Effective Date. The New Loan Documents to be executed by each Loan Party are set forth on Schedule 1.1 hereto.

          "Notes" means, collectively, the Revolving Notes and the Swing Line Notes, and any Tranche A Notes, Tranche B Notes, and Tranche C Notes, as they may be amended, supplemented, or otherwise modified from time to time.

          "Notice of Borrowing" means a notice substantially in the form of Exhibit I annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.1C with respect to a proposed borrowing.

          "Notice of Issuance of Letter of Credit" means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

          "Notification Date" has the meaning assigned to that term in subsection 3.1A(iii).

          "Obligations" means all obligations of every nature of any Loan Party, from time to time owed to Administrative Agent, Managing Agents, Co-Arrangers, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

          "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or president, vice presidents, chief financial officer or treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

          "Other Allowed Indebtedness (Secured)" means (a) secured Interest Rate Agreements with Lenders having a maximum notional amount of no more than $40,000,000, (b) Purchase Money Debt and Capital Leases not to exceed $5,000,000 in aggregate principal amount existing on the Effective Date and (c) after such time that Consolidated EBITDA for the four Fiscal Quarter period most recently ending exceeds $85,000,000, an additional $10,000,000 of Indebtedness.

          "Other Allowed Indebtedness (Unsecured)" means all unsecured Indebtedness, whether existing on the Effective Date or subsequently incurred, of Company or any of its Subsidiaries, including, without limitation, the Senior Notes.

          "Participant Subsidiary" has the meaning assigned to that term in subsection 6.10B.

          "Partnership Interest Security Agreements" means (i) those certain Security Agreements between each of PRLLC and PRM, and Administrative Agent, each dated as of August 25, 1995, executed and delivered pursuant to the Existing Credit Agreement, as each such agreement has been amended to the date hereof and as each such agreement may hereafter be amended, supplemented or otherwise modified, from time to time, and (ii) those certain Partnership Interest Security Agreements between each of PMH, PMHN and SIRCC and Administrative Agent, each dated as of the Effective Date, substantially in the form of Exhibit XII, as each such agreement may hereafter be amended, supplemented or otherwise modified, from time to time.

          "PBD" means Players Bluegrass Downs, Inc., a Kentucky corporation.

          "PBGC" means the Pension Benefit Guaranty Corporation
(or any successor thereto).

          "PCI" means PCI, Inc., a Nevada corporation.

          "PDI" means Players Development, Inc., a Nevada corporation.

          "PEI" means Players Entertainment, Inc., a Nevada corporation.

          "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "Permitted Encumbrances" means the following types of Liens (other than any such Lien imposed pursuant to Section
401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

          (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

          (v) leases or subleases granted to others (including, without limitation, any Subsidiary of Company) not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries; and

          (vi) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar immaterial charges or encumbrances that (a) arise prior to the Effective Date and are accepted by Managing Agents as exceptions to the Title Policies or (b) arise after the Effective Date and would not, either individually or in the aggregate, result in a Material Adverse Effect.

          "Permitted Maryland Heights Indebtedness" means Indebtedness in an aggregate amount not exceeding $40,000,000 incurred by Company or the Maryland Heights Subsidiaries for the sole purpose of paying for the construction of, or to refinance Loans the proceeds of which were used to pay for the construction of, the Maryland Heights Facilities including, without limitation, the purchase of any furniture, fixtures and equipment in the Maryland Heights Facilities.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, limited liability companies or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          "PHI" means Players Holding, Inc., a Nevada corporation wholly owned by Company.

          "PHI Guaranty" means the Guaranty dated as of the date hereof, substantially in the form of Exhibit XIII, executed and delivered by PHI in favor of Administrative Agent, as it may hereafter be amended, supplemented or otherwise modified, from time to time.

          "PHI Pledge Agreement" means that certain Pledge Agreement between PHI and Administrative Agent dated as of the date hereof, substantially in the form of Exhibit XIV, pursuant to which PHI continues the pledge of and security interest in the capital stock in all of PHI's directly owned Subsidiaries, previously created by the Company Pledge Agreement, as such agreement may hereafter be amended, supplemented or otherwise modified, from time to time.

          "PLC" means Players Lake Charles LLC, a Louisiana limited liability company.

          "PLCR" means Players Lake Charles Riverboat, Inc., a
Louisiana corporation.

          "PMGC" means Players Mesquite Golf Club, Inc., a Nevada corporation.

          "PMH" means Players Maryland Heights, Inc., a Missouri corporation.

          "PMHLP" means Players MH, L.P., a Missouri limited partnership.

          "PMHN" means Players Maryland Heights Nevada, Inc., a
Nevada corporation.

          "PML" means Players Mesquite Land, Inc., a Nevada corporation.

          "PNEV" means Players Nevada, Inc., a Nevada corporation.

          "PRES" means Players Resources, Inc., a Nevada corporation.

          "PSI" means Players Services, Inc., a New Jersey corporation.

          "Policies of Insurance" means the insurance required to be obtained and maintained by Company throughout the term of this Agreement pursuant to subsection 6.4B hereof and Schedules 6.4(a) and 6.4(b) annexed hereto.

          "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          "Premises" means, collectively, the Illinois Premises, the Louisiana Premises and the Nevada Premises.

          "PRI" means Players Riverboat, Inc., a Nevada corporation.

          "Pricing Determination Certificate" means an Officers' Certificate of Company delivered on the Effective Date pursuant to subsection 4.1R and thereafter pursuant to subsection 6.1(xvii) setting forth in reasonable detail (i) the Consolidated EBITDA for the four consecutive Fiscal Quarter period ending on the date of such Officers' Certificate, (ii) the Interest Coverage ratio for such period and (iii) the Leverage Ratio as of the last day of such period.

          "Prime Rate" means the rate that WFB announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. WFB or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          "PRLLC" means Players Riverboat, LLC, a Louisiana limited liability company.

          "PRM" means Players Riverboat Management, Inc., a
Nevada corporation.

          "Pro Rata Share" means, with respect to each Lender, the percentage obtained by dividing (x) the Commitments of that Lender by (y) the aggregate Commitments of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

          "Purchase Money Debt" means Indebtedness incurred to finance the acquisition of assets pertaining to any business reasonably related to any of Company's or its Subsidiaries' gaming business and necessary for, in support or anticipation of and ancillary to or in preparation for such gaming business provided that the amount of such Indebtedness does not exceed eighty percent (80%) of the purchase price of the asset acquired and provided further that such Indebtedness is incurred at the time of, or within 30 days following, such acquisition and provided still further that any Lien securing such Indebtedness shall attach only to the asset acquired and not to any other asset of the obligor of such Indebtedness.

          "Railroad" has the meaning assigned to that term in subsection 6.10D.

          "Refunded Swing Line Loans" has the meaning assigned to that term in subsection 2.1B.

          "Regulation D" means Regulation D of the Board of
Governors of the Federal Reserve System, as in effect from time to time.

          "Reimbursement Date" has the meaning assigned to that term in subsection 3.3B.

          "Related Business" means the gaming business (including parimutuel betting) conducted (or proposed to be conducted) by Company and its Subsidiaries as of the Effective Date and any and all reasonably related businesses necessary for, in support or anticipation of and ancillary to or in preparation for, the gaming business including, without limitation, the development, expansion or operation of any casino, hotel, casino/hotel, resort, casino/resort, riverboat casino, dock casino, any other type of casino, golf course, retail facility, entertainment center or similar facility.

          "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

          "Requisite Lenders" means Lenders having or holding sixty-six and two-thirds percent (66-2/3%) of the Loan Exposure, or if no Loans or Letters of Credit are outstanding, having sixty-six and two-thirds percent (66-2/3%) of the Commitments.

          "Resources Pledge and Security Agreement" means that certain Pledge and Security Agreement between PRES and Administrative Agent dated as of the date hereof, substantially in the form of Exhibit XVII, as such agreement may be amended from time to time.

          "Responsible Officer" means each of the following officers of Company or any of its Subsidiaries, at the time that any individual holds any such position: the chief executive officer, the president, the chief financial officer, the treasurer, any vice president, the general counsel and the corporate secretary.

          "Restricted Payment" means (i) any dividend or other distribution of items of distribution, direct or indirect, on account of any class of stock of Company in Company now or hereafter outstanding, except a distribution payable solely in interests of that class of stock to the holders of that class,
(ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any interests of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any interests of any class of stock of Company now or hereafter outstanding, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated indebtedness, and (v) any payment or prepayment of principal of, premium, if any, or redemption, purchase, retirement or defeasance (including in substance or legal defeasance) of the outstanding principal of any of the Senior Notes other than as required under the Indenture (after giving effect to any mandatory prepayment pursuant to subsection 2.4A(iii)) upon the occurrence of an Asset Sale or an Event of Loss.

          "Revolving Loans" means the Tranche A Loans, the
Tranche B Loans, and the Tranche C Loans, or any of them.

          "Revolving Note" means any promissory note of Company issued pursuant to subsection 2.1E of the Existing Credit
Agreement to evidence the Revolving Loans of a Lender, as it may be amended, supplemented or otherwise modified from time to time.

          "Riverside Joint Venture" means that certain Joint
Venture between PMHLP and Harrah's for the development and operation of a riverboat casino entertainment complex in Maryland
Heights, Missouri, as more fully described in the "Business" and "Properties" sections of the 10-K.

          "RR" means Riverfront Realty Corporation, an Illinois
Corporation.

          "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "Senior Notes" means those certain 10-7/8% Senior Notes
Due 2005 of Company, in the original aggregate principal amount of $150,000,000 issued pursuant to the Indenture, as amended from time to time.

          "Ship Mortgages" means (i) the First Preferred Ship Mortgage by SSP in favor of the Trustee, for the benefit of Administrative Agent on behalf of Lenders, dated as of August 25, 1995, executed and delivered pursuant to the Existing Credit Agreement, as such mortgage has been amended to the date hereof and as such mortgage may hereafter be amended, supplemented or otherwise modified, from time to time and (ii) the First Preferred Ship Mortgages by each of PLC and SIRCC in favor of the Trustee, for the benefit of Administrative Agent on behalf of Lenders, each dated as of the Effective Date and substantially in the form of Exhibit XV, as such mortgages may hereafter be amended, supplemented or otherwise modified, from time to time.

          "Ships" means, collectively, the Illinois Ships and the Louisiana Ships.

          "SIRCC" means Southern Illinois Riverboat/Casino
Cruises, Inc., an Illinois corporation.

          "SIRCC Pledge Agreement" means that certain Pledge
Agreement between SIRCC and Administrative Agent dated as of the date hereof, substantially in the form of Exhibit XX, as such agreement may be amended from time to time.

          "Solvent" means, with respect to any Person, that as of the date of determination both (A)(i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities with respect to Indebtedness) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person;
(ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "SSP" means Showboat Star Partnership, a Louisiana general partnership.

          "Standby Letter of Credit" means any standby letter of credit or similar instrument issued for the purpose of supporting
(i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings,
(ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers,
(iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and
(v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Standby Letters of Credit may not be issued for the purpose of supporting
(a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

          "Subsidiary Security Agreements" means (i) those certain Security Agreements between certain of Company's Subsidiaries and Administrative Agent each dated as of August 25, 1995, executed and delivered pursuant to the Existing Credit Agreement, as each such agreement has been amended to the date hereof and as each such agreement may hereafter be amended, supplemented or otherwise modified, from time to time, including, without limitation, by the inclusion of Subsidiaries of Company formed after the Effective Date and (ii) those certain Security Agreements between certain of Company's Subsidiaries and Administrative Agent each dated as of the date hereof, executed and delivered pursuant to this Agreement, as such agreements may be amended from time to time.

          "Substitute Lender" has the meaning assigned to that term in subsection 10.1B(iii).

          "Swing Line Lender" means Administrative Agent, or any
Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

          "Swing Line Loan Commitment" means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1B.

          "Swing Line Loans" means the Loans made by Swing Line
Lender to Company pursuant to subsection 2.1B.

          "Swing Line Note" means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit V annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

          "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by any Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by any Governmental Authority on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

          "10-K" means the annual report of the Company for the Fiscal Year ended March 31, 1996, filed on Form 10-K with the
Securities and Exchange Commission.

          "Title Company" means Chicago Title Insurance Company.

          "Title Policies" means Policy Number LA-001-107-50497, Policy Number 14 0142 107 00000001, Policy Number 29 0010 107
16901 and Policy Number 29 0010 107 16902, each issued by the Title Company, insuring the Administrative Agent's interest as mortgagee on certain real property described therein.

          "Total Utilization of Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Administrative Agent for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

          "Total Utilization of Tranche A Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Tranche A Loans (other than Tranche A Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Administrative Agent for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

          "Tranche A Loan Commitment" means the commitment of a Lender to make Tranche A Loans to Company pursuant to subsection
2.1A(i), and "Tranche A Loan Commitments" means such commitments of all Lenders in the aggregate.

          "Tranche A Loans" means the Loans made by Lenders to Company pursuant to subsection 2.1A(i) and the Existing Revolving
Loans converted into Tranche A Loans pursuant to subsection 2.1F.

          "Tranche A Notes" means the promissory notes of Company issued pursuant to subsection 2.1E, if any, to evidence the Tranche A Loans of any Lenders, substantially in the form of
Exhibit IV-A annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

          "Tranche B Loan Commitment" means the commitment of a Lender to make Tranche B Loans to Company pursuant to subsection
2.1A(ii), and "Tranche B Loan Commitments" means such commitments of all Lenders in the aggregate.

          "Tranche B Loans" means the Loans made by Lenders to Company pursuant to subsection 2.1A(ii).

          "Tranche B Notes" means the promissory notes of Company issued pursuant to subsection 2.1E, if any, to evidence the Tranche B Loans of any Lenders, substantially in the form of
Exhibit IV-B annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

          "Tranche C Loan Commitment" means the commitment of a Lender to make Tranche C Loans to Company pursuant to subsection
2.1A(iii), and "Tranche C Loan Commitments" means such commitments of all Lenders in the aggregate.

          "Tranche C Loans" means the Loans made by Lenders to Company pursuant to subsection 2.1A(iii).

          "Tranche C Notes" means the promissory notes of Company issued pursuant to subsection 2.1E, if any, to evidence the Tranche C Loans of any Lenders, substantially in the form of
Exhibit IV-C annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

          "Trust Agreement" means the Master Vessel and Collateral Trust Agreement between the Trustee and Administrative Agent on behalf of Lenders, dated as of August 25, 1995, executed and delivered pursuant to the Existing Credit Agreement, as such agreement has been amended to the date hereof and as such agreement may hereafter be amended, supplemented or otherwise modified from time to time.

          "Trustee" means WFB, solely in its capacity as trustee under the Trust Agreement and not in its individual capacity.

          "WFB" has the meaning assigned to that term in the first paragraph of this Agreement.

          "Withdrawal Period" has the meaning assigned to that term in subsection 10.1B(iii).

1.2  Accounting Terms; Utilization of GAAP for Purposes of
     Calculations Under Agreement.

          Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii) and
(xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(iv)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3.

1.3  Other Definitional Provisions.

          References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.


                           SECTION 2.
           AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1  Commitments; Making of Loans; Notes.

     A.   Revolving Loans.

          (i) Tranche A Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Documents, each Lender hereby severally agrees, subject to the limitations set forth below with respect to the maximum amount of Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Effective Date to but excluding the Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche A Commitments to be used for the purposes identified in subsection 2.5A(i). The original amount of each Lender's Tranche A Commitment is set forth opposite its name on
     Schedule 2.1 annexed hereto and the aggregate original amount of the Tranche A Commitments is $60,000,000; provided that the Tranche A Commitments of Lenders shall be adjusted to give effect to any assignments of the Tranche A Commitments pursuant to subsection 10.1B; and provided further that the amount of the Tranche A Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4A and 2.4B. Each Lender's Tranche A Commitment shall expire on the Commitment Termination Date and all Tranche A Revolving Loans and all other amounts owed hereunder with respect to the Tranche A Loans and the Tranche A Commitments shall be paid in full no later than that date. Loans made by Lenders pursuant to this subsection 2.1A(i) are described herein as "Tranche A Loans". Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed (subject to compliance with Section
     4) to but excluding the Commitment Termination Date.

          (ii) Tranche B Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Documents, each Lender hereby severally agrees, subject to the limitations set forth below with respect to the maximum amount of Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from January 1, 1997, to but excluding June 1, 1997, an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche B Commitments to be used for the purposes identified in subsection 2.5A(ii).
     The original amount of each Lender's Tranche B Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Tranche B Commitments is $40,000,000; provided that the Tranche B Commitments of Lenders shall be adjusted to give effect to any assignments of the Tranche B Commitments pursuant to subsection 10.1B; and provided further that the amount of the Tranche B Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4A and 2.4B. The unused portion of each Lender's Tranche B Commitment shall expire on June 1, 1997 and Tranche B Loans may not be made on or after that date. Each Lender's Tranche B Commitment shall expire on the Commitment Termination Date and all Tranche B Loans and all other amounts owed hereunder with respect to the Tranche B Loans and the Tranche B Commitments shall be paid in full no later than that date. Loans made by Lenders pursuant to this subsection 2.1A(ii) are described herein as "Tranche B Loans." Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed (subject to compliance with Section
     4) to but excluding June 1, 1997.

          Anything contained in this Agreement to the contrary notwithstanding, the Tranche B Loans and Tranche B Commitments shall be subject to the limitation that in no event shall the sum of the principal amount of the outstanding Tranche B Loans plus the principal amount of the outstanding Permitted Maryland Heights Indebtedness exceed the Tranche B Commitments then in effect.

          (iii) Tranche C Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Documents, each Lender hereby severally agrees, subject to the limitations set forth below with respect to the maximum amount of Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Effective Date to but excluding the Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche C Commitments to be used for the purposes identified in subsection 2.5A(iii). The original amount of each Lender's Tranche C Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Tranche C Commitments is $20,000,000; provided that the Tranche C Commitments of Lenders shall be adjusted to give effect to any assignments of the Tranche C Commitments pursuant to subsection 10.1B; provided further that the amount of the Tranche C Commitments shall be adjusted from time to time by the amount of any adjustments thereto made pursuant to subsections 2.4A and 2.4B. Each Lender's Tranche C Commitment shall expire on the Commitment Termination Date and all Tranche C Loans and all other amounts owed hereunder with respect to the Tranche C Loans and the Tranche C Commitments shall be paid in full no later than that date. Loans made by Lenders pursuant to this subsection 2.1A(iii) are described herein as "Tranche C Loans." Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed (subject to compliance with Section 4) to but excluding the Commitment Termination Date.

     B. Swing Line Loans. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time and subject to the other terms and conditions hereof, to make a portion of the Tranche A Commitments available to Company from time to time during the period from the Effective Date to but excluding the Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5A(iv), notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Tranche A Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Tranche A Commitment. The original amount of the Swing Line Loan Commitment is $4,000,000; provided that any reduction of the Commitments made pursuant to subsection 2.4A or 2.4B which reduces the aggregate Tranche A Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Tranche A Commitments, as so reduced, without any further action on the part of Company or Swing Line Lender. The Swing Line Loan Commitment shall expire on the fifth Business Day prior to the Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1B may be repaid and reborrowed to but excluding the fifth Business Day prior to the Commitment Termination Date. Swing Line Lender shall not be obligated to make any Swing Line Loans if it has elected not to do so after the occurrence and during the continuation of a Potential Event of Default of which it is aware or an Event of Default.

          On Friday of each week, Swing Line Lender will notify each Lender of the amount of Swing Line Loans then outstanding.

          Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the limitation that in no event shall the Total Utilization of Tranche A Commitments at any time exceed the Tranche A Commitments then in effect.

          With respect to any Swing Line Loans which have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Lenders (with a copy to Company), no later than 8:30 A.M. (Pacific time) on the first Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Company) requesting Lenders to make Tranche A Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of Tranche A Loans made by Lenders other than Swing Line Lender shall be immediately delivered to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Tranche A Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Tranche A Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Tranche A Loans and shall be due under the Tranche A Note of Swing Line Lender. Company hereby authorizes Swing Line Lender to charge Company's account with Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Tranche A Loans made by Lenders, including the Tranche A Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

          If, as a result of any bankruptcy or similar proceeding with respect to Company, Tranche A Loans are not made pursuant to this subsection 2.1B in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans, each Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated without giving effect to clauses (d) and (e) of the definition of Loan Exposure) of the unpaid amount together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Lender shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the Funding and Payment Office. In order to evidence such participation each Lender agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to all parties. In the event any Lender fails to make available to Swing Line Lender the amount of such Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Lender its Pro Rata Share of such payment.

          Anything contained herein to the contrary notwithstanding, each Lender's obligation to make Tranche A Loans for the purpose of repaying any Refunded Swing Line Loan pursuant to the second preceding paragraph and each Lender's obligation to purchase a participation in any unpaid Swing Line Loan pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (a) any set-off, counterclaim, re coupment, defense or other right which such Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided if such unpaid Swing Line Loan increased Total Utilization of Commitments (after giving effect to the repayment of any Tranche A Loan with the proceeds of such Swing Line Loan), such obligation of each Lender is subject to the condition that one of the following must have occurred: (X) Swing Line Lender did not have actual knowledge that any of the conditions under Section 4 to the making of the applicable unpaid Swing Line Loans were not satisfied at the time such unpaid Swing Line Loans were made, (Y) such Lender had actual knowledge by receipt of any notices required to be delivered to Lenders pursuant to subsection 6.1(ix) or otherwise, that any such condition had not been satisfied and such Lender failed to notify Swing Line Lender in writing that it had no obligation to make Tranche A Loans until such condition was satisfied (any such notice to be effective as of the date of receipt thereof by Swing Line Lender), or (Z) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such unpaid Swing Line Loans were made.

     C. Borrowing Mechanics. Revolving Loans made on any Funding Date (other than Tranche A Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1B for the purpose of repaying any Refunded Swing Line Loans or Tranche A Loans made pursuant to subsection 3.3B for the purpose of reimbursing Administrative Agent for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
Whenever Company desires that Lenders make Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 8:30 A.M. (Pacific time) at least one Business Day in advance of the proposed Funding Date. Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a Notice of Borrowing no later than 8:30 A.M. (Pacific time) on the proposed Funding Date. Each Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day) and (ii) the amount and type of Loans requested. In lieu of delivering the above-described Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1C; provided that such notice shall be promptly con firmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

          Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1C, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

          Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.


     D. Disbursement of Funds. All Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1C (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent not later than 1:00 P.M. (Pacific time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 1:00 P.M. (Pacific time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1B or subsection 3.3B with respect to Tranche A Loans used to repay Refunded Swing Line Loans or to reimburse Administrative Agent for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made or converted on the Effective Date), 4.2 (in the case of the initial Tranche B Loans), 4.3 (in the case of all Tranche C Loans) and 4.4 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders or Swing Line Lender, as the case may be, to be credited to the account of Company at the Funding and Payment Office.

          Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Revolving Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a correspond ing amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans of the type then being repaid by Company. Nothing in this subsection 2.1D shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

     E. Notes. The Revolving Loans made or converted hereunder shall be evidenced by the Revolving Notes executed and delivered by Company pursuant to subsection 2.1E of the Existing Credit Agreement; provided, however, that upon request by any Lender, Company shall execute and deliver to such Lender (or to Administrative Agent for that Lender) a Tranche A Note to evidence that Lender's Tranche A Loans, in the principal amount of that Lender's Tranche A Commitment and with other appropriate insertions, a Tranche B Note to evidence that Lender's Tranche B Loans, in the principal amount of that Lender's Tranche B Commitment and with other appropriate insertions, and a Tranche C
Note in the principal amount of that Lender's Tranche C Commitment and with other appropriate insertions; and provided, further, that upon request by Swing Line Lender, Company shall execute and deliver to Swing Line Lender a Swing Line Note to evidence Swing Line Lender's Swing Line Loans, in the principal amount of the Swing Line Loan Commitment and with other appropriate insertions. Upon the execution and delivery to any Lender or Swing Line Lender of Notes pursuant to this subsection 2.1E, the Revolving Note or Swing Line Note, as the case may be, that were executed and delivered to such Lender or Swing Line Lender pursuant to the Existing Credit Agreement shall be null and void, and such Lender or Swing Line Lender shall promptly return such Revolving Note or Swing Line Note to Company for cancellation.

          Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a Lender Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii). Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

     F.   Conversion of Existing Revolving Loans into Tranche A
Loans.    Upon satisfaction or written waiver by Requisite
Lenders of the conditions set forth in subsections 4.1 and 4.4, as of the Effective Date all Revolving Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement as of, and at the time of, the Effective Date ("Existing Revolving Loans") shall be converted into and deemed to be Tranche A Loans for all purposes under this Agreement. Any amounts of accrued interest or other amounts owed (whether or not presently due and payable) by Company to the Lenders under or in respect of the Existing Revolving Loans shall, as of the Effective Date, continue to be due and payable to the Lenders under the Revolving Notes issued to the Lenders under the Existing Credit Agreement, which shall remain in full force and effect, or, if any Lender shall request under subsection 2.1E hereof the issuance of Tranche A Notes, Tranche B Notes and Tranche C Notes in replacement of such Lender's Revolving Note, such Tranche A Note. Notwithstanding anything to the contrary contained in subsection 2.2D of the Existing Credit Agreement, all such Existing Revolving Loans converted into Tranche A Loans hereunder shall be converted into Base Rate Loans on the Effective Date. The conversion of the Existing Revolving Loans hereunder shall not be deemed to be repayment thereof, and Company shall not be required to deliver any notice of prepayment or notice of borrowing or to satisfy any other condition relating to required amounts of prepayments or borrowings hereunder with respect to such conversion of the Existing Revolving Loans.

2.2  Interest on the Loans.

     A. Rate of Interest. Subject to the provisions of subsections 2.2B, 2.2E, and 2.7, each Revolving Loan and each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at the sum of the Base Rate plus the Applicable Base Rate Margin minus the Interest Rate Reduction Amount.

     B.   [Omitted].

     C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Loans are prepaid pursuant to subsection 2.4A(iii) or 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date (or, if earlier, at final maturity).

     D.   [Omitted].

     E. Post-Default Interest. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, the amount of any overdue interest payments on the Loans or any overdue fees or other amounts owed hereunder shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Tranche A Loans). Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

     F. Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3  Fees.

     A. Unused Commitment Fees. Company agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Effective Date to and excluding the Commitment Termination Date equal to (i) the average of the daily excess of the Commitments over the sum of the aggregate principal amount of Revolving Loans outstanding plus the Letter of Credit Usage multiplied by (ii) 0.50% per annum, such commitment fees to be calculated on the basis of a 360-day year, and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Effective Date and on the Commitment Termination Date.

     B.   Additional Fees.

          (i) Company agrees to pay to Administrative Agent on the Effective Date, for distribution to each Lender in accordance with such Lender's Pro Rata Share, a restructure fee in the amount of $1,500,000.

          (ii) On the day that the first Tranche B Loan is made, Company agrees to pay to Administrative Agent, for distribution to each Lender in accordance with such Lender's
     Pro Rata Share, a Tranche B facility fee in the amount of $800,000.

          (iii) Company agrees to pay to Administrative Agent on the Effective Date for distribution to each Lender in accordance with such Lender's Pro Rata Share, all accrued unpaid interest and fees owed under the Existing Credit Agreement, whether or not then due and payable under the Existing Credit Agreement.

2.4  Payments, Prepayments and Reductions in Commitments; General
     Provisions Regarding Payments.

     A.   Scheduled and Mandatory Reductions of Commitments and
Mandatory Prepayments.

          (i) Scheduled Reductions of Tranche A Commitments and Tranche B Commitments. The Tranche A Commitments and Tranche B Commitments shall be permanently reduced on the dates, in the amounts and in the manner set forth below:

                                Scheduled Reduction of
                              Tranche A Commitments and
       Date                     Tranche B Commitments

       September 30, 1997          $  7,500,000
       December 31, 1997              7,500,000
       March 31, 1998                 7,500,000
       June 30, 1998                  7,500,000
       September 30, 1998             7,500,000
       December 31, 1998              7,500,000
       March 31, 1999                 8,000,000
       June 30, 1999                  8,000,000
       September 30, 1999             8,000,000
       December 31, 1999             10,000,000
       March 31, 2000                10,000,000
       June 30, 2000                 11,000,000

       Total Reductions            $100,000,000

    ; provided that the scheduled reductions of the Tranche A Commitments and Tranche B Commitments set forth above shall be reduced in connection with any voluntary or mandatory reductions of the Tranche A Commitments or the Tranche B Commitments in accordance with subsections 2.4C(ii) and 2.4C(iv). The scheduled reductions of the Tranche A Commitments and Tranche B Commitments set forth above shall first be applied to reduce the Tranche B Commitments to the extent thereof (as previously reduced from time to time) and shall then be applied to reduce the Tranche A Commitments (as previously reduced from time to time). The Tranche B Commitments will be reduced on June 1, 1997, by an amount equal to the excess of the Tranche B Commitments over the amount of Tranche B Loans outstanding on that date.

        (ii) Scheduled Reductions of Tranche C Commitments. The
    Tranche C Commitments shall be permanently reduced on the dates and in the amounts set forth below:

                                Scheduled Reduction of
       Date                     Tranche C Commitments

       September 30, 1999            $5,000,000
       December 31, 1999              5,000,000
       March 31, 2000                 5,000,000
       June 30, 2000                  5,000,000

       Total Reductions             $20,000,000

    ; provided that the scheduled reductions of the Tranche C Commitments set forth above shall be reduced in connection with any voluntary or mandatory reductions of the Tranche C Commitments in accordance with subsections 2.4C(ii) and 2.4C(iv); and provided further that the reductions set forth above shall be increased (and, to the extent necessary, additional reduction dates added) by amounts equal to the additions to the Tranche C Commitment made pursuant to subsection 2.4B(iii)(b)(2) and 2.4A(iii)(c) by increasing the above scheduled amounts (and adding additional reductions) to the extent of scheduled reductions of the Tranche A Commitments and Tranche B Commitments set forth in 2.4B(i) in inverse order of maturity.

         (iii) Mandatory Prepayments and Mandatory Reductions of Commitments. The Loans shall be prepaid and the Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and reductions to be applied as set forth below or as more specifically provided in subsection 2.4C:

         (a)  Prepayments and Reductions From Asset Sales.

        (1) If Company or any of its Subsidiaries receives any Net Cash Proceeds in an amount equal to or greater than $2,500,000 from any Asset Sale, Company shall prepay the Loans and the Commitments shall be permanently reduced in an aggregate amount equal to the excess of such Net Cash Proceeds of such Asset Sale over the amount of such Net Cash Proceeds that the Company intends to invest in a Related Business and are so invested within 270 days of receipt by the Company or any of its Subsidiaries. Such prepayment shall be due and such reduction in Commitments shall occur on the earlier of (i) the second Business Day following a determination by a Responsible Officer that such Net Cash Proceeds will not be invested in assets or property of a Related Business or (ii) 270 days after the receipt of such Cash Proceeds, if they have not been so invested in a Related Business;

        (2) If Company or any of its Subsidiaries receives any Net Cash Proceeds in an amount less than $2,500,000 from any Asset Sale, Company shall prepay the Loans and the Commitments shall be permanently reduced in an aggregate amount equal to the excess of such Net Cash Proceeds of such Asset Sale over such Net Cash Proceeds that Company intends to invest in a Related Business and are so invested within 270 days of receipt by Company or any of its Subsidiaries. Such prepayment shall be due and such reduction in Commitments shall occur on the second Business Day following receipt by Company or any of its Subsidiaries of Net Cash Proceeds in an amount that, together with all Net Cash Proceeds received by Company from Asset Sales since the later of the Effective Date or the date of the most recent payment made pursuant to this subsection 2.4A(iii)(a), exceeds $6,000,000.

        (3) Concurrently with any prepayment of the Loans and reduction of the Commitments pursuant to this subsection 2.4A(iii)(a), Company shall deliver to Agent an Officers' Certificate demonstrating the derivation of the Net Cash Proceeds from the correlative Asset Sale from the gross sales price thereof. In the event that Company shall, at any time after receipt of Cash Proceeds from any Asset Sale requiring a prepayment or a reduction of the Commitments pursuant to this subsection 2.4A(iii)(a), determine that the prepayments and/or reductions of the Commitments previously made in respect of such Asset Sale were in an aggregate amount less than that required by the terms of this subsection 2.4A(iii)(a), Company shall promptly make an additional prepayment of the Swing Line Loans, or Revolving Loans, as the case may be (and the Commitments shall be permanently reduced), in the manner described above in an amount equal to the amount of any such deficit, and Company shall concurrently therewith deliver to Agent an Officers' Certificate demonstrating the derivation of the additional Net Cash Proceeds resulting in such deficit.

        (b) Prepayments and Reductions Due to the Occurrence of an Event of Loss.

        (1) If Company or any of its Subsidiaries receives any Net Cash Proceeds in an amount equal to or greater than $2,500,000 from any Event of Loss, Company shall prepay the Loans and the Commitments shall be permanently reduced in an aggregate amount equal to the excess of such Net Cash Proceeds of from such Event of Loss over the amount of such Net Cash Proceeds that the Company intends to invest in a Related Business and are so invested within 270 days of receipt by the Company or any of its Subsidiaries. Such prepayment shall be due and such reduction in Commitments shall occur on the earlier of (i) the second Business Day following a determination by a Responsible Officer that such Net Cash Proceeds will not be invested in assets or property of a Related Business or (ii) 270 days after the receipt of such Net Cash Proceeds, if they have not been so invested in a Related Business;

        (2) If Company or any of its Subsidiaries receives any Net Cash Proceeds in an amount less than $2,500,000 from any Event of Loss, Company shall prepay the Loans and (i) the Tranche B Commitments shall be permanently reduced in an aggregate amount equal to the excess of such Net Cash Proceeds of such Asset Sale over such Net Cash Proceeds that Company intends to invest in a Related Business and are so invested within 270 days of receipt by Company or any of its Subsidiaries and (ii) the Tranche C Commitment shall be adjusted by adding to such commitment an amount equivalent to such reduction. Such prepayment shall be due and such reduction in Commitments shall occur on the second Business Day following receipt by Company or any of its Subsidiaries of Net Cash Proceeds in an amount that, together with all Net Cash Proceeds received by Company from Events of Loss since the later of the Effective Date or the date of the most recent payment made pursuant to this subsection 2.4A(iii)(b), exceeds $6,000,000.

        (3) Concurrently with any prepayment of the Loans and reduction of the Commitments pursuant to this subsection 2.4A(iii)(b), Company shall deliver to Agent an Officers' Certificate demonstrating the derivation of the Net Cash Proceeds from the correlative Event of Loss. In the event that Company shall, at any time after receipt of Cash Proceeds from any Event of Loss requiring a prepayment or a reduction of the Commitments pursuant to this subsection 2.4A(iii)(b), determine that the prepayments and/or reductions of the Commitments previously made in respect of such Event of Loss were in an aggregate amount less than that required by the terms of this subsection 2.4A(iii)(b), Company shall promptly make an additional prepayment of the Swing Line Loans or Revolving Loans, as the case may be (and the Commitments shall be permanently reduced), in the manner described above in an amount equal to the amount of any such deficit, and Company shall concurrently therewith deliver to Agent an Officers' Certificate demonstrating the derivation of the additional Net Cash Proceeds resulting in such deficit.

        (c) Prepayments and Reductions Due to Incurrence of Indebtedness. If Company or any of its Subsidiaries incurs, guaranties or becomes liable with respect to any Indebtedness in an aggregate amount in excess of $10,000,000, other than the Loans, the Senior Notes, Permitted Maryland Heights Indebtedness and intercompany Indebtedness of Company or any wholly-owned Subsidiary of Company, Company shall, not more than one Business Day after the incurrence or guaranty of such Indebtedness prepay the Tranche B Loans and Swing Line Loans and (i) Tranche B Commitments shall be permanently reduced by the amount such Indebtedness exceeds $10,000,000 and the Tranche C Commitment shall be adjusted by adding to such commitment an amount equivalent to such reduction.

        (d) Prepayments of Tranche C Loans due to Consolidated EBITDA or Interest Coverage Ratio. If any Compliance Certificate delivered pursuant to subsection 6.1(iv) demonstrates either that Consolidated EBITDA for the four Fiscal Quarter period most recently ended before the date of such Compliance Certificate is equal to or less than $85,000,000 or that the Interest Coverage Ratio on the last day of the Fiscal Quarter most recently ended before such date is equal to or greater than 2.0 to 1.0, Company shall prepay the Tranche C Loans on the date such Compliance Certificate is delivered; provided that if Consolidated EBITDA for such period is equal to or in excess of $85,000,000 such prepayment may be limited to an amount to cause such Interest Coverage Ratio to equal 2.0 to 1.0 on a proforma basis giving effect to such prepayment of Tranche C Loans. If Company fails to deliver any Compliance Certificate within the time specified by subsection 6.1(iii), Company shall prepay the Tranche C Loans on the date such Compliance Certificate was required to have been delivered.

        (e) Prepayments Due to Reductions of Tranche A Commitments, Tranche B Commitments, and Tranche C Commitments. On each date on which the Commitments are scheduled to be reduced pursuant to subsection 2.4A(i) or 2.4A(ii), (i) Company shall pay the Tranche A Loans to the extent necessary so that aggregate outstanding Tranche A Loans, Swing Line Loans and Letters of Credit do not exceed the amount of the Tranche A Commitments after giving effect to the reduction made on such date, (ii) Company shall pay the Tranche B Loans to the extent necessary so that aggregate outstanding Tranche B Loans plus the aggregate amount of outstanding Permitted Maryland Heights Indebtedness, do not exceed the amount of the Tranche B Commitments after giving effect to the reduction made on such date, and (iii) Company shall pay the Tranche C Loans to the extent necessary so that the aggregate outstanding Tranche C Loans do not exceed the amount of the Tranche C Commitments after giving effect to the reduction made on such date.

         B.  Voluntary Prepayments, Voluntary Reductions in
         Commitments, and Mandatory Prepayments.

        (i) Voluntary Prepayments. Company may, upon written or telephonic notice to Administrative Agent on or prior to 10:00 A.M. (Pacific time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Company may, upon not less than one Business Day's prior written or telephonic notice given to Administrative Agent by 10:00 A.M. (Pacific time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Any voluntary prepayments made pursuant to this subsection 2.4B(i) shall be applied to the type of Loan directed by Company in the applicable notice of prepayment provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof and second to repay outstanding Tranche A Loans to the full extent thereof, and third to repay outstanding Tranche B Loans to the full extent thereof, and fourth to repay outstanding Tranche C Loans to the full extent thereof.

        (ii) Mandatory Prepayments. Company will make the prepayments on the Loans required by subsection 2.4A.

        (iii) Voluntary Reductions of Commitments. Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the amount by which the Commitments exceed the Total Utilization of Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Company's notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share.


    C.   Application of Prepayments and Commitment Reductions.

        (i) Application of Mandatory Prepayments by Type of Loans. Any amount (the ``Prepayment Amount'') required to be applied as a mandatory prepayment of the Loans pursuant to subsections 2.4A(iii)(a)-(b) shall be applied first to prepay the Tranche B Loans to the full extent thereof, second, to the extent of any remaining portion of the Prepayment Amount, to prepay the Swing Line Loans to the full extent thereof, third, to the extent of any remaining portion of the Prepayment Amount, to prepay the Tranche A Loans to the full extent thereof, and fourth to the extent of any remaining portion of the Prepayment Amount, to prepay the Tranche C Loans to the full extent thereof.

        (ii) Application of Mandatory Commitment Reductions by Type of Loans. Any amount (the ``Commitment Reduction Amount'') required to be applied as a reduction of the Commitments pursuant to subsections 2.4A(iii)(a)-(b) shall be applied first to permanently reduce the Tranche B Commitments by the Commitment Reduction Amount, second, to the extent of any remaining portion of the Commitment Reduction Amount, to permanently reduce the Tranche A Commitments by the amount of such remaining portion, and third, to the extent of any remaining portion of the Commitment Reduction Amount, to permanently reduce the Tranche C Commitments by the amount of such remaining portion.

        (iii)     [Omitted].

        (iv) Application of Unscheduled Reductions of Commitments. Any voluntary or mandatory reduction of the Tranche A Commitments, the Tranche B Commitments or the Tranche C Commitments pursuant to subsection 2.4A(iii) or 2.4B shall be applied to reduce the scheduled reductions of the Tranche A Commitments and Tranche B Commitments (set forth in subsection 2.4A(ii) or the scheduled reductions of the Tranche C Commitments set forth in subsection 2.4A(ii), as the case may be, in reverse chronological order.

    D.   General Provisions Regarding Payments.

        (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes, if any, shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 10:00 A.M. (Pacific time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees, expenses and other amounts due hereunder (subject to sufficient funds being available in its accounts for that purpose).

        (ii) Application of Payments to Principal and Interest. Except as set forth in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

        (iii) Apportionment of Payments. Aggregate principal and interest payments (other than payments in respect of Swing Line Loans, which shall be made to the Swing Line Lender) shall be apportioned among all outstanding Tranche A Loans, Tranche B Loans and Tranche C Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3A. Notwithstanding the foregoing provisions of this subsection 2.4D(iii), if Company prepays all amounts owed to a Former Lender after the expiration of the applicable Withdrawal Period pursuant to subsection 10.1B(iii), then Administrative Agent shall give effect thereto in apportioning payments received thereafter.

        (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day except as set forth in subsection 2.2B(iii), and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

        (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Tranche A Loans, Tranche B Loans and Tranche C Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Tranche A Loans, Tranche B Loans or Tranche C Loans made under such Note shall not limit or otherwise affect the obligations of Company hereunder to the extent of Company's actual indebtedness or under such Note with respect to any Tranche A Loans, Tranche B Loans and Tranche C Loans or any payments of principal or interest on such Note.

2.5 Use of Proceeds.

    A.   Use of Proceeds.

        (i) Tranche A Loans. Prior to the Completion of Construction Date for the Maryland Heights Facility, the proceeds of Tranche A Loans shall be applied by Company solely for purposes of paying for the construction of the Maryland Heights Facility and to pay interest on the Loans and fees owed under subsection 2.3. After the Completion of Construction Date for the Maryland Heights Facility, the proceeds of Tranche A Loans shall be applied by Company for general corporate purposes; provided, however, Company may not apply all or any portion of the proceeds of the Tranche A Loans to fund, directly and indirectly, a Hostile Acquisition.

        (ii) Tranche B Loans. The proceeds of Tranche B Loans shall be applied by Company solely for the purpose of paying for the construction of the Maryland Heights Facility and to pay interest on the Loans and fees owed under subsection 2.3.

        (iii) Tranche C Loans. The proceeds of Tranche C Loans shall be applied by Company for general corporate purposes; provided, however, Company may not apply all or any portion of the proceeds of the Tranche C Loans to fund, directly and indirectly, a Hostile Acquisition.

        (iv) Swing Line Loans. The proceeds of the Swing Line Loans shall be applied by Company for general corporate purposes; provided, however, that Company may not apply all or any portion of the proceeds of Swing Line Loans to fund, directly or indirectly, a Hostile Acquisition.

    B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 [Omitted.]

2.7 Increased Costs; Taxes; Capital Adequacy.

    A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B, in the event that any Lender shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order adopted after the date hereof, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

        (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

        (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or

        (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

    B.   Withholding of Taxes.

        (i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

        (ii) Grossing-up of Payments.  If Company or any other
    Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

                  (a) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

                  (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may
         be) on behalf of and in the name of Administrative
         Agent or such Lender;

                  (c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                  (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

        (iii)     Evidence of Exemption from U.S. Withholding
    Tax.

                  (a)  Each Lender that is organized under the
         laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "Non-US Lender") shall deliver to Administrative Agent for transmission to Company, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Lender Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                  (b)  Each Lender required to deliver any
         forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, such Lender shall
         (1) deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or
         (2) immediately notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence; provided that Company may continue to rely on any form, certificate or other evidence delivered to it pursuant to subsection 2.7B(iii)(a) until such time as it has received information pursuant to this subsection 2.7B(iii)(b) that is intended to replace or supplant the information provided on any such previously delivered form or certificate.

                  (c) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of subsection 2.7B(iii)(a); provided that if such Lender shall have satisfied such requirements on the Effective Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Lender Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

    C. Capital Adequacy Adjustment. If any Lender shall reasonably have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8 Obligation of Lenders and Administrative Agent to Mitigate.

         Each Lender and Administrative Agent agree that, as promptly as practicable after the officer of such Lender or Administrative Agent responsible for administering the Loans or Letters of Credit of such Lender or Administrative Agent becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Administrative Agent and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitment of such Lender or Administrative Agent or the affected Loans of such Lender or Administrative Agent through another lending or letter of credit office of such Lender or Administrative Agent, or (ii) take such other measures as such Lender or Administrative Agent may deem reasonable, if as a result thereof the circumstances which would cause such Lender or Administrative Agent to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Administrative Agent pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Administrative Agent in its sole discretion, the making, issuing, funding or maintaining of such Commitment or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitment or Loans or Letters of Credit or the interests of such Lender or Administrative Agent; provided that such Lender or Administrative Agent will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Company agrees to pay all reasonable incremental expenses incurred by such Lender or Administrative Agent as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Administrative Agent to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.9 Replacement of Lenders.

         In the event Company is required under the provisions of subsection 2.7 or subsection 3.6 to make payments to any Lender, Company may, within 120 days after the date any notice or demand requiring such payment under subsection 2.7 or subsection 3.6 is given and so long as no Event of Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination,
(i) Company shall pay that Lender, without duplication, all principal, interest and fees and other amounts owed to such Lender through such date of termination, (ii) another Lender or Eligible Assignee shall agree, as of such date, to become a Lender for all purposes under this Agreement (whether by assignment or amendment, if necessary) and to assume all obligations under this Agreement of the Lender to be terminated as of such date and (iii) all documents and supporting materials necessary, in the judgment of Administrative Agent to evidence the substitution of such Lender shall have been received and approved by Administrative Agent as of such date.


                           SECTION 3.
                       LETTERS OF CREDIT

3.1 Issuance of Letters of Credit and Lenders' Purchase of
    Participations Therein.

    A. Letters of Credit. In addition to Company requesting that Lenders make Tranche A Loans pursuant to subsection 2.1A and that Swing Line Lender make Swing Line Loans pursuant to subsection 2.1B, Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Effective Date to but excluding the tenth Business Day prior to the Commitment Termination Date, that Administrative Agent issue Letters of Credit for the account of Company for the purposes specified in the definition of Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, Administrative Agent shall issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that Administrative Agent issue (and Administrative Agent shall not issue):

        (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Tranche A
    Commitments would exceed the Tranche A Commitments then in effect;

        (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed
    $1,000,000;

        (iii) any Letter of Credit having an expiration date later than the earlier of (a) the fifth Business Day prior to the Commitment Termination Date and (b) the date which is one year from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent Administrative Agent from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless Administrative Agent elects not to extend for any such additional period; or

        (iv) any Letter of Credit denominated in a currency other than Dollars.

    B.   Mechanics of Issuance.

        (i) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of
    Credit substantially in the form of Exhibit II annexed hereto no later than 10:00 A.M. (Pacific time) at least
    5 Business Days, or in each case such shorter period as may be agreed to by Administrative Agent in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) the verbatim text of the proposed
    Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require Administrative Agent to make payment under the Letter of Credit; provided that Administrative Agent, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents or certificates; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of Administrative
    Agent to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of Administrative Agent) on such business day.

             Company shall notify Administrative Agent prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

        (ii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.4, Administrative Agent shall issue the requested Letter of Credit in accordance with Administrative Agent's standard operating procedures.

        (iii) Notification to Lenders. Upon the issuance of any Letter of Credit Administrative Agent shall notify each other Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. Promptly after receipt of such notice, Administrative Agent shall notify each Lender of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

        (iv) Reports to Lenders. Within 15 days after the end of each calendar quarter of Company ending after the Effective Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, Administrative Agent shall deliver to each Lender a report setting forth the average for such calendar quarter of the daily maximum amount available to be drawn under the Letters of Credit issued by Administrative Agent that were outstanding during such calendar quarter.

    C. Lenders' Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from Administrative Agent a participation in such Letter of Credit and drawings thereunder in an amount equal to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

    D.   Existing Letters of Credit.  Each Existing Letter of
Credit outstanding on the Effective Date shall be deemed to be a Letter of Credit hereunder.

3.2 Letter of Credit Fees.

         Company agrees to pay the following amounts to Administrative Agent with respect to Letters of Credit issued by it:

        (i) on the date of issuance and of each extension thereof of each Letter of Credit, (a) a non-refundable letter of credit fee equal to either 3.00% per annum if the Leverage Ratio reflected on the most recently delivered Pricing Determination Certificate is less than or equal to
    3.25 to 1.00 or 3.25% per annum if the Leverage Ratio reflected on such Pricing Determination Certificate is greater than 3.25 to 1.00 multiplied by the maximum amount available to be drawn under such Letter of Credit and (b) a non-refundable fronting letter of credit fee equal to 0.25% per annum of the maximum amount available to be drawn under such Letter of Credit, in each case computed on the basis of a 360-day year for the actual number of days in the term of such Letter of Credit, including any extension thereof;

        (ii) with respect to the amendment or transfer of each Letter of Credit and each drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges in accordance with Administrative Agent's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be and, to the extent such amendment increases the maximum amount available to be drawn under any such Letter of Credit, increased fees in accordance with the formula set forth in subsection 3.2(i)(a) above.

Promptly upon receipt by Administrative Agent of any amount described in clause (i)(a) of this subsection 3.2, Administrative
Agent shall distribute to each other Lender its Pro Rata Share of such amount.

3.3 Drawings and Reimbursement of Amounts Drawn Under Letters of
    Credit.

    A. Responsibility of Administrative Agent With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Administrative Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

    B. Reimbursement by Company of Amounts Drawn Under Letters of Credit. In the event Administrative Agent has determined to honor a drawing under a Letter of Credit issued by it, Administrative Agent shall immediately notify Company, and Company shall reimburse Administrative Agent on or before the Business Day immediately following the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars and in same day funds equal to the amount of such drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent prior to 8:30 A.M. (Pacific time) on the date of such drawing that Company intends to reimburse Administrative Agent for the amount of such drawing with funds other than the proceeds of Tranche A Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Tranche A Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.4B, Lenders shall, on the Reimbursement Date, make Tranche A Loans in the amount of such drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Administrative Agent for the amount of such drawing; and provided, further that if for any reason proceeds of Tranche A Loans are not received by Administrative Agent on the Reimbursement Date in an amount equal to the amount of such drawing, Company shall reimburse Administrative Agent, on demand, in an amount in same day funds equal to the excess of the amount of such drawing over the aggregate amount of such Tranche A Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Tranche A Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Tranche A Loans under this subsection 3.3B.

    C.   Payment by Lenders of Unreimbursed Drawings Under
Letters of Credit.

        (i) Payment by Lenders. In the event that Company shall fail for any reason to reimburse Administrative Agent as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by Administrative Agent under a Letter of Credit issued by it, Administrative Agent shall promptly notify each other Lender of the unreimbursed amount of such drawing and of such other Lender's respective participation therein based on such Lender's Pro Rata Share. Each Lender shall make available to Administrative Agent an amount equal to its respective participation, in Dollars and in same day funds, at the office of Administrative Agent specified in such notice, not later than 1:30 P.M. (Pacific time) on the first business day (under the laws of the jurisdiction in which such office of Administrative Agent is located) after the date notified by Administrative Agent.
    In the event that any Lender fails to make available to Administrative Agent on such business day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from Administrative Agent any amounts made available by such Lender to Administrative Agent pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Administrative Agent in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Administrative Agent.

        (ii) Distribution to Lenders of Reimbursements Received From Company. In the event Administrative Agent shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by Administrative Agent under a Letter of Credit issued by it, Administrative Agent shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Lender's Pro Rata Share of all payments subsequently received by Administrative Agent from Company in reimbursement of such drawing when such payments are received. Any such distri bution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

    D.   Interest on Amounts Drawn Under Letters of Credit.

        (i) Payment of Interest by Company. Company agrees to pay to Administrative Agent, with respect to drawings made under any Letters of Credit issued by it, interest on the amount paid by Administrative Agent in respect of each such drawing from the date of such drawing to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Tranche A Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date of such drawing to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Tranche A Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Tranche A Loans that. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

        (ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing under a Letter of Credit issued by it,
    (a) Administrative Agent shall distribute to each other Lender, out of the interest received by Administrative Agent in respect of the period from the date of such drawing to but excluding the date on which Administrative Agent is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Tranche A Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been made under such Letter of Credit, and (b) in the event Administrative Agent shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such drawing, Administrative Agent shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Lender's Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such drawing so reimbursed by other Lenders for the period from the date on which such Administrative Agent was so reimbursed by other Lenders to and including the date on which such portion of such drawing is reimbursed by Company. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

3.4 Obligations Absolute.

         The obligation of Company to reimburse Administrative Agent for drawings made under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

        (i) any lack of validity or enforceability of any Letter of Credit;

        (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Administrative Agent or other Lender or any other Person or, in the case of a Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

        (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

        (iv) payment by Administrative Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

        (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

        (vi) any breach of this Agreement or any other Loan
    Document by any party thereto;

        (vii)     any other circumstance or happening
    whatsoever, whether or not similar to any of the foregoing;
    or

        (viii)    the fact that an Event of Default or a
    Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by Administrative Agent under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Administrative Agent under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5 Indemnification; Nature of Administrative Agent's Duties.

    A. Indemnification. In addition to amounts payable as provided in subsection 3.6, Company hereby agrees to protect, indemnify, pay and save harmless Administrative Agent from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and Allocated Costs of Internal Counsel) which Administrative Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Administrative Agent, other than as a result of (a) the gross negligence or willful misconduct of Administrative Agent as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by Administrative Agent of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of Administrative Agent to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

    B. Nature of Administrative Agent's Duties. As between Company and Administrative Agent, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Administrative Agent by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Administrative Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit;
(iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Administrative Agent, including without limitation any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Administrative Agent's rights or powers hereunder.

         In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by Administrative Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put Administrative Agent under any resulting liability to Company.

         Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against Administrative Agent for any liability arising solely out of the gross negligence or willful misconduct of such Administrative Agent, as determined by a final judgment of a court of competent jurisdiction.

3.6 Increased Costs and Taxes Relating to Letters of Credit.

         In the event that Administrative Agent or any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Administrative Agent or Lenders with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

        (i) subjects Administrative Agent or such Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of Administrative Agent or such Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by Administrative Agent;

        (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by Administrative Agent or participations therein purchased by any Lender; or

        (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting Administrative Agent or such Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to Administrative Agent or such Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by Administrative Agent or such Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Company shall promptly pay to Administrative Agent or such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate Administrative Agent or such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Administrative Agent or such Lender shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Administrative Agent or such Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.


                           SECTION 4.
                  CONDITIONS TO EFFECTIVENESS;
           CONDITIONS TO LOANS AND LETTERS OF CREDIT

4.1 Conditions to Effectiveness.

         This Agreement shall become effective only upon the satisfaction or written waiver by Requisite Lenders of the following conditions precedent:

    A. Company Documents. On or before the Effective Date, Company shall deliver or cause to be delivered to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Effective Date:

        (i) Certified copies of its charter documents, together with a good standing certificate from the Secretary of State of the State of Nevada and each state in which it is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each dated a recent date prior to the Effective Date;

        (ii) Copies of its Bylaws, certified as of the Effective
    Date by its secretary or an assistant secretary;

        (iii)     Resolutions of its Board of Directors
    approving and authorizing the execution, delivery and performance of this Agreement and the other New Loan
    Documents to which it is a party, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment;

        (iv) Signature and incumbency certificates of its officers executing this Agreement and the other New Loan
    Documents to which it is a party;

        (v) Executed originals of this Agreement, any Notes drawn to the order of each Lender and Swing Line Lender if requested by such Lender or Swing Line Lender and with appropriate insertions, the Acknowledgement and Confirmation and the other New Loan Documents to which it is a party; and

        (vi) Such other documents as Administrative Agent may reasonably request.

    B. Loan Party Documents. On or before the Effective Date, each Loan Party shall deliver or cause to be delivered to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Effective Date:

        (i) Certified copies of its Certificate or Articles of Incorporation or other charter documents, together with a good standing certificate from the Secretary of State of the state of its incorporation and each other state in which it is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each dated a recent date prior to the Effective Date;

        (ii) Copies of its Bylaws, if any, certified as of the Effective Date by its corporate secretary or an assistant secretary;

        (iii) Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of the New Loan Documents to which it is a party, certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

        (iv) Signature and incumbency certificates of its officers executing the New Loan Documents to which it is a party;

        (v) Executed originals of the New Loan Documents to which it is a party; and

        (vi) Such other documents as Administrative Agent may reasonably request.

    C. Corporate and Capital Structure. The corporate organizational structure of Company and its Subsidiaries shall be as set forth on Schedule 4.1(c) annexed hereto.

    D. Opinions of Company's Counsel. Lenders and their respective counsel shall have received (i) originally executed copies of the favorable written opinion of Morgan, Lewis & Bockius LLP, counsel for Company, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Effective Date and setting forth substantially the matters in the opinions designated in Exhibit VI-A annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request and (ii) opinions from special counsel to Company (including admiralty counsel) with respect to such matters governed by the laws of the states of Nevada, Illinois, Louisiana, Missouri, Kentucky and New Jersey and by maritime law as Administrative Agent acting on behalf of Lenders may reasonably request.

    E. Opinions of Administrative Agent's Counsel. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Administrative Agent, dated as of the Effective Date, substantially in the form of Exhibit VII annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request.

    F. Flood Insurance. Administrative Agent shall have been provided with satisfactory evidence, which may be in the form of a letter from an insurance broker, municipal engineer, or other knowledgeable source unaffiliated with Company, as to whether
(a) any of the Premises are located in an area designated by the Department of Housing and Urban Development as having special flood or mudslide hazards, and (b) any of the communities in which any of the Facilities are located is participating in the National Flood Insurance Program. If both of the aforesaid conditions exist, Administrative Agent shall receive satisfactory policies of flood insurance covering the applicable Improvements as required by the Flood Act.

    G. Perfection of Security Interests. Loan Parties shall have taken or caused to be taken such actions in such a manner so that Administrative Agent, on behalf of Lenders, or the Trustee, solely for the benefit of the Administrative Agent, on behalf of Lenders, as the case may be, each has a valid and perfected first priority security interest (subject only to Liens permitted under subsection 7.2) in all Collateral in which a Lien is purported to be granted by the Collateral Documents. Such actions shall include, without limitation, the following:

        (i) the receipt by the Administrative Agent of evidence satisfactory to it that amendments ("Mortgage Amendments") to each Mortgage heretofore executed and delivered pursuant to subsection 4.1F of the Existing Credit Agreement (such Mortgages being the "Existing Mortgages") have been executed and acknowledged and will be recorded in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to effectively create or maintain in effect valid and perfected Liens (subject only to Liens permitted under subsection 7.2) created by the Existing Mortgages securing the Obligations, as such Obligations have been amended or modified by this Agreement; and

        (ii) the receipt by the Administrative Agent of evidence satisfactory to it that all other filings, recordings and other actions Administrative Agent deems necessary or advisable to establish, preserve and perfect the first priority Liens (subject only to Liens permitted under subsection 7.2) granted to Administrative Agent in the Collateral (including, without limitation, Collateral subject to the Lien of any Collateral Document executed and delivered pursuant to the Existing Credit Agreement) shall have been made.

    H. Amendments to Title Policies. Lenders shall have received confirmation from the Title Company that the Title Company will issue endorsements to, or rewrites of, the Title Policies over all Liens other than Liens previously identified in and excluded from the coverage of the Title Policies, and otherwise providing the Lenders with the same types and levels of insurance provided in the Title Policies.

    I. UCC and Judgment Searches. Administrative Agent shall have received current searches of the UCC filing offices and judgment searches with the Offices of the Secretary of States of Illinois, Louisiana and Nevada, the local recorders office in each county or parish in which any of the Premises are located and elsewhere showing no security interests or judgments affecting the Facilities or any Collateral except to the extent permitted pursuant to subsection 7.2.

    J. Necessary Consents. On or before the Effective Date, each Loan Party shall have obtained all consents that are required for the operation of the Facilities, in each case, and the transactions contemplated under this Agreement and the other Loan Documents of (i) Illinois Gaming Authorities, Louisiana Gaming Authorities, Nevada Gaming Authorities, Missouri Gaming Authorities and other Governmental Authorities and (ii) any Person required under any Contractual Obligation of any Loan Party, all of the foregoing in form and substance satisfactory to Administrative Agent.

    K. Fees. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, (i) the $1,500,000 restructure fee payable on the Effective Date referred to in subsection 2.3B(i) and (ii) all accrued and unpaid interest and fees under the Existing Credit Agreement payable on the Effective Date as provided in subsection 2.3B(iii).

    L. Conversion of Existing Revolving Loans. Notwithstanding anything to the contrary contained in the Existing Credit Agreement, Company shall have converted all Existing Revolving Loans that are Eurodollar Loans into Base Rate Loans and, in connection therewith, shall have paid to the Lenders under the Existing Credit Agreement such amounts as would have been payable under subsection 2.6D of the Existing Credit Agreement if such Eurodollar Loans had been prepaid on the Effective Date.

    M. Payment of Amounts owed under Existing Credit Agreement. Company shall have paid to Administrative Agent for distribution to the Lenders under the Existing Credit Agreement (i) all interest and commitment fees that have accrued through the Effective Date, (ii) all accrued and unpaid fees and commissions with respect to all Existing Letters of Credit that have accrued through the Effective Date and (iii) all other fees and amounts owed under the Existing Credit Agreement (other than the principal amount of the Loans that shall continue to be owed hereunder and under the Notes).

    N. Administrative Agent's Counsel Fees. Company shall have paid the reasonable fees and disbursements of counsel to Administrative Agent.

    O. No Material Adverse Effect. Since September 30, 1996, no Material Adverse Effect (in the sole opinion of each Lender) shall have occurred.

    P. Representations and Warranties; Performance of Agreements. Company shall have delivered to Administrative Agent an Officers' Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete on and as of the Effective Date to the same extent as though made on and as of that date and that Company shall have performed all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Effective Date except as otherwise disclosed to and agreed to in writing by Administrative Agent and each Lender.

    Q. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

    R.   Delivery of Pricing Determination Certificate.
Administrative Agent shall have received a Pricing Determination
Certificate calculated utilizing the most recent financial statements delivered to Administrative Agent under the Existing
Credit Agreement.

    S. Budget for Maryland Heights Facility Company shall have delivered to Administrative Agent, for delivery to Lenders, a budget for the completion of construction and opening of the Maryland Heights Facility together with an Officer's Certificate from Company's chief financial officer stating that such budget is based on facts that Company believes to be correct and assumptions that Company believes to be reasonable. Such budget shall be satisfactory in form and substance to Administrative Agent and Lenders and shall demonstrate that (i) Company's share of the total costs of the Maryland Heights Facility will not exceed $144,000,000, (ii) the Maryland Heights Facility will be completed and the casino open and operating not later than May 1, 1997, (iii) Company will be able to make the payments specified in subsection 6.11 from sources other than the proceeds of Loans hereunder, other borrowings, Permitted Maryland Heights Indebtedness and the proceeds from the sale of the M/V Players Riverboat I, to be applied to the construction of the Maryland Heights Facility, and (iv) such payments, together with the Tranche A Loans and Tranche B Loans, constitute adequate financing to complete and open the Maryland Heights Facility by May 1, 1997.

    T.   Ship Inspection.    Administrative Agent shall have
received copies of current certificates of inspection issued by the United States Coast Guard for the Players III.

    U. Title to the Players III. Administrative Agent shall have received evidence satisfactory in form and substance to Administrative Agent that:

        (i) PLC has good and valid title to the Players III, free and clear of all liens, charges, encumbrances and security interests other than Permitted Encumbrances;

        (ii) the Players III is subject to a valid certificate of documentation identifying PLC as the registered owner thereof under the laws and regulations of the United States;
    and

        (iii) PLC has all necessary authority required to own and operate the Players III for such Ship's intended purposes.

    V. Leases. Administrative Agent shall have received complete copies of all leases for any of the properties and facilities comprising all or any portion of the Facilities that are leased by Company or any of its Subsidiaries, and a "landlord estoppel certificate" for such leases, certifying that no defaults by the lessee currently exist under any such lease and confirming, among other things, the annual rental amount paid by Company or its Subsidiaries to lessor thereunder.

    W. Governmental Authorizations. Administrative Agent shall have received satisfactory evidence that Company and its Subsidiaries have obtained all Governmental Authorizations (including, without limitation, Governmental Authorizations from Gaming Authorities and all zoning approvals, special or conditional use permits, variances, permits, licenses, liquor licenses, certificates of occupancy and franchises) necessary to permit the use, occupancy and operation of each of the Facilities presently in operation or necessary for Company to amend and restate the Existing Credit Agreement pursuant to this Agreement and for Loan Parties to perform the transactions contemplated hereby.

    X.   Effective Date.  The Effective Date is on or before
December 20, 1996.

4.2 Conditions to Initial Tranche B Loans.

         The obligations of Lenders to make Tranche B Loans is subject to the previous satisfaction or waiver by Requisite Lenders of each of the conditions set forth in subsection 4.1 and the satisfaction or waiver by Requisite Lenders of the additional conditions precedent set forth in this subsection 4.2:

    A. Initial Tranche B Loans. The initial Tranche B Loan shall be made not later than April 1, 1997.

    B. Consolidated EBITDA. Company shall have provided to Administrative Agent an Officers' Certificate demonstrating that
Consolidated EBITDA for the four Fiscal Quarter period most recently ended before the initial Tranche B Loan exceeds
$35,000,000.

    C. Lack of Other Credit Facilities. Company shall deliver to Administrative Agent an Officers' Certificate stating that Company has no other credit facilities (other than pursuant to this Agreement) available for the construction of the Maryland Heights Facility and has incurred no other Indebtedness (other than Permitted Maryland Heights Indebtedness) for construction of the Maryland Heights Facility.

    D. Payment of Fees. Company shall have paid to Administrative Agent the $800,000 facility fee set forth in subsection 2.3B(ii).

    E.   Delivery of Linked Appreciation Rights Agreement.
Company shall have executed and delivered to each Lender a Linked
Appreciation Rights Agreement substantially in the form of
Exhibit IX annexed hereto, with appropriate insertions.

    F. Opinions of Company's Counsel. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Morgan, Lewis & Bockius LLP, counsel for Company, and local counsel of Company in the States of Nevada, New Jersey, Illinois, Kentucky, Missouri and Louisiana, or, in each case, other counsel reasonably acceptable to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Effective Date and setting forth substantially the matters in the opinions designated in Exhibit VI-B annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request.

4.3 Conditions to All Tranche C Loans.

         The obligations of Lenders to make each Tranche C Loan is subject to the previous satisfaction or waiver by Requisite Lenders of each of the conditions set forth in subsection 4.1 and the satisfaction or waiver by Requisite Lenders of the additional conditions precedent set forth in this subsection 4.3:

         A. Consolidated EBITDA and Leverage Ratio. Company shall have provided to Administrative Agent an Officers' Certificate demonstrating that Consolidated EBITDA for the four Fiscal Quarter period most recently ended before the date the Tranche C Loans are requested exceeds $85,000,000 and that the Interest Coverage Ratio on the last day of the Fiscal Quarter most recently ended before such date is not less than 2.0 to 1.0.

4.4 Conditions to All Loans.

         The obligations of Lenders to make Revolving Loans and of Swing Line Lender to make Swing Line Loans on each Funding
Date are subject to the following further conditions precedent:

         A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1C, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent.

         B.   As of that Funding Date:

        (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

        (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or, to Company's Best
    Knowledge, a Potential Event of Default;

        (iii) Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

        (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date; provided that any such order, judgment or decree shall only relieve that Lender on whom such order, judgment or decree is binding from its obligation to make Loans to Company.

        (v)  The making of the Loans requested on such Funding
    Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or
    Regulation X of the Board of Governors of the Federal
    Reserve System;

        (vi) There shall not be pending or, to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 5.6 or 6.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Administrative Agent or of Requisite Lenders, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder;

        (vii) Since September 30, 1996, no Material Adverse Effect (in the sole opinion of each Lender) shall have occurred; provided that such opinion by any Lender as to the occurrence of a Material Adverse Effect shall only relieve that Lender holding such opinion from its obligation to make Loans to Company;

        (viii) Company shall deliver to Administrative Agent an Officers' Certificate and other evidence satisfactory to Administrative Agent demonstrating that Company's share of projected unpaid costs to complete the Maryland Heights Facility does not, at the time the Loans are requested to be made or Letters of Credit are requested to be issued, exceed the sum of (a) the Tranche A Commitments plus (b) the Tranche B Commitments plus (c) $11,000,000 minus (d) the sum of (v) the outstanding Tranche A Loans, plus (w) the sum of the outstanding Tranche B Loans and the outstanding principal amount of Permitted Maryland Heights Indebtedness plus (x) the outstanding Swing Line Loans plus (y) the outstanding Letters of Credit plus (z) the amount of costs to complete the Maryland Heights Facility paid by Company during the period from October 1, 1996, to the date of such request from cash proceeds of sources other than the proceeds of Loans hereunder, other borrowings, Permitted Maryland Heights Indebtedness and the proceeds from the sale of the M/V Players Riverboat I, in each case measured at the time such Loans or Letters of Credit are requested.

         C. Neither Administrative Agent nor any Lender has given each other Lender written notice that it has actual knowledge of the occurrence of any event that, on such Funding Date, causes any of the representations and warranties to be made by Company on such date to be untrue in any material respect as of such date.

4.5 Conditions to Letters of Credit.

         The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

    A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the conditions set forth in subsection 4.1 shall have been satisfied or waived in writing by Requisite Lenders.

    B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as Administrative Agent may reasonably require in connection with the issuance of such Letter of Credit.

    C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.4B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.


                           SECTION 5.
            COMPANY'S REPRESENTATIONS AND WARRANTIES

         In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Administrative Agent to issue Letters of Credit and to induce other Lenders to purchase participations therein, Company represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

    A. Organization and Powers. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Company has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and to carry out the transactions contemplated thereby.

    B. Qualification and Good Standing. Company is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and, to Company's Best Knowledge, will not have a Material Adverse Effect.

    C. Conduct of Business. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.10.

    D.   Subsidiaries.  Except for Subsidiaries identified on
Schedule 5.1 with no substantial assets that are to be dissolved, all of the Subsidiaries of Company are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvii). The capital stock of each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Except in the case of Players Bluegrass Downs, Inc., each of the Sub sidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and, to Company's Best Knowledge, will not have a Material Adverse Effect except for Subsidiaries identified on Schedule 5.1 with no substantial assets that are to be dissolved.
Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidi aries in each of the Subsidiaries of Company identified therein.

5.2 Authorization of Borrowing, etc.

    A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action on the part of Company.

    B. No Conflict. The execution, delivery and performance by each Loan Party of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and, to Company's Best Knowledge, will not (i) violate (X) any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries the violation of which could have a Material Adverse Effect, (Y) the Certificate or Articles of Incorporation or Bylaws of Company or any of its Subsidiaries or (Z) any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries the violation of which could have a Material Adverse Effect,
(ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, if the execution of any of the Loan Documents would afford any party (other than Company) the right (after the giving of notice or lapse of time or both) to terminate such Contractual Obligation or seek judicial relief against Company as a result thereof,
(iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to Lenders.

    C. Governmental Consents. The execution, delivery and performance by the Loan Parties of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except (i) those that have been obtained and copies of which have been delivered to Administrative Agent pursuant to subsection 4.1J or the absence of which Administrative Agent has deemed satisfactory pursuant to subsection 4.1J, (ii) those notices or informational filings or both that will be required to be given to the Securities and Exchange Commission or any Gaming Board but that are not yet due,
(iii) any right of any Gaming Board to object to any Lender or participant in the Loans at any future date, and (iv) any regulatory approvals in Louisiana that are granted after the fact.

    D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by the Loan Parties signatory thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

5.3 Financial Condition.

         Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information:
(i) the audited consolidated balance sheet of Company and its Subsidiaries as at March 31, 1996 and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the Fiscal Year then ended and
(ii) the unaudited consolidated and Consolidating balance sheets of Company and its Subsidiaries as at September 30, 1996 and the related unaudited consolidated and Consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the six months then ended. All such statements were prepared in conformity with GAAP and fairly present the financial position (on a consolidated and, where applicable, Consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, Consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments, including the information presented in the footnotes to Company's audited financial statements. Company does not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto or, following the funding of initial Loans, in the financial statements required to be delivered pursuant to subsection 6.1 and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries, taken as a whole.

5.4 No Material Adverse Change; No Restricted Payments.

         Since September 30, 1996, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted by subsection 7.5.

5.5 Title to Properties; Liens.

    A. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7 and except for an encroachment relating to the relocation of a portion of the golf course at Mesquite, Nevada. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

    B. (i) All of the assets, of whatever kind and nature, whether real, personal or mixed property, used in connection with the Illinois Facilities or placed or located in or on the Illinois Premises are owned or leased directly by SIRCC or RR and not by Company or any of Company's other Subsidiaries.

        (ii) All of the assets, of whatever kind and nature, whether real, personal or mixed property, used in connection with the Louisiana Facilities or placed or located in or on the Louisiana Premises are owned or leased directly by PLC, SSP or PRLLC and not by Company or any of Company's other Subsidiaries.

        (iii) All of the assets, of whatever kind and nature, whether real, personal or mixed property, used in connection with the Nevada Facilities or placed or located in or on the Nevada Premises are owned or leased directly by PNEV, PMGC or PML and not by Company or any of Company's other Subsidiaries.

        (iv) All of the assets, of whatever kind and nature, whether real, personal or mixed property, used in connection with the Maryland Heights Facility or placed or located in or on the Maryland Heights Facility are owned or leased directly by the Maryland Heights Subsidiaries (or Harrah's) and not by Company or any of Company's other Subsidiaries.

    C. (i) SIRCC, PLC, SSP, and PRLLC each have good and valid title to the Ship or Ships and the Barge or Barges owned by it, free and clear of all liens, charges, encumbrances and security interests other than those in favor of Administrative Agent pursuant to the Existing Credit
    Agreement or those permitted under subsection 7.2;

        (ii) each Ship listed on Schedule 5.5, as said Schedule
    5.5 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xx), is subject to a valid certificate of documentation identifying SIRCC, PLC, SSP or PRLLC, as the case may be, as the registered owner thereof under the laws and regulations of the United States; and

        (iii) SIRCC, PLC, SSP, and PRLLC each have all necessary authority required to own and operate the Ship or Ships and the Barge or Barges owned by it for such Ships' or Barges' intended purposes.

    D. On the Effective Date, the only water craft of any nature whatsoever (whether constituting a vessel, Barge, floating structure or otherwise) owned by Company or any of its Subsidiaries that is subject to a valid certificate of documentation pursuant to the laws of the United States of America are the Lake Charles Star Riverboat, the Players
Riverboat II, the Players III and the Barges described on
Schedule 5.5.

5.6 Litigation; Adverse Facts.

         Except as set forth in Schedule 5.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or, to Company's Best Knowledge, governmental investigations (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries is (i) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7 Payment of Taxes.

         Except to the extent permitted by subsection 6.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which has not been provided for or which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8 Performance of Agreements; Materially Adverse Agreements.

    A. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

    B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.9 Governmental Regulation.

         Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10     Securities Activities.

    A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

    B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11     Employee Benefit Plans.

    A. Company and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.

    B. No ERISA Event has occurred or is reasonably expected to occur with respect to Company or any of its ERISA Affiliates.

    C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of Company or any of its ERISA Affiliates.

    D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $5,000,000.

5.12     Certain Fees.

         No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Administrative Agent, Managing Agents and Co-Arrangers against, and agrees that it will hold Administrative Agent, Managing Agents and Co-Arrangers harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred by Administrative Agent, Managing Agents or Co-Arrangers as the result of any action or inaction by Company in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13     Environmental Protection.

         Except as set forth in Schedule 5.13 annexed hereto:

        (i) the operations of Company and each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws;

        (ii) Company and each of its Subsidiaries have obtained all Governmental Authorizations under Environmental Laws necessary to their respective operations, and all such Governmental Authorizations are in good standing, and Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Governmental Authorizations;

        (iii) neither Company nor any of its Subsidiaries has received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or (b) any letter or request for information under Section 104 of the Comprehen sive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9604) or comparable state laws, and, to the best of Company's knowledge, none of the operations of Company or any of its Subsidiaries is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location;

        (iv) none of the operations of Company or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

        (v) neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order or agreement with any governmental authority or private party relating to (a) any Environmental Laws or (b) any Environmental Claims;

        (vi) neither Company nor any of its Subsidiaries has any contingent liability in connection with any Release of any Hazardous Materials by Company or any of its Subsidiaries;

        (vii) neither Company nor any of its Subsidiaries nor, to Company's Best Knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous Materials at any Facility, and none of Company's or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

        (viii) no Hazardous Materials exist on, under or about any Facility in a manner that has a reasonably possibility of giving rise to an Environmental Claim having a Material Adverse Effect, and neither Company nor any of its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

        (ix) neither Company nor any of its Subsidiaries nor, to Company's Best Knowledge, any of their respective predeces sors has disposed of any Hazardous Materials in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

        (x) no surface impoundments are on or at any Facility or, to Company's Best Knowledge, no underground storage tanks are on or at any Facility; and

        (xi) no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility.

5.14     Employee Matters.

         There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.15     Solvency.

         Company and each of its Subsidiaries (including PHI) is and, upon the incurrence of any Obligations by Company on any date on which this representation is made, will be, Solvent.

5.16     Disclosure.

         No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. To Company's Best Knowledge, no facts exist (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

5.17Compliance With Laws.

         Company and its Subsidiaries are in compliance with the requirements of all applicable laws, rules, regulations, ordinances and orders (including, without limitation, Gaming
Laws) if noncompliance would affect the ability of any such party to operate any of the Facilities or the ability of any of Company or any of its Subsidiaries to perform their obligations under the Loan Documents to which it is a party, except where the failure to so comply or perform would not have a Material Adverse Effect. The use of each of the Facilities complies with applicable zoning ordinances, regulations, restrictive covenants and requirements of Governmental Authorizations affecting the respective Facilities as well as all environmental, ecological, landmark, and other applicable laws and regulations (including, without limitation, Gaming Laws); and all requirements for such use have been satisfied, except where the failure to so comply would not have a Material Adverse Effect.

5.18Representations Relating to Operation of Facilities.

    A. The Nevada Facilities are open to the public and all authorizations, licenses and permits required by any Governmental Authority for the use, occupancy and operation of the Nevada Premises for the purposes contemplated herein have been obtained and all requirements for such use have been satisfied.

    B. All utility services required to operate each of the Facilities are available and in adequate supply.

5.19Intangible Property.

         Company and its Subsidiaries are the sole and exclusive owner or licensee of all trade names, unregistered trademarks and service marks, brand names, patents, registered and unregistered copyrights, registered trademarks and service marks, and all applications for any of the foregoing, and all permits, grants and licenses or other rights with respect thereto, except where the absence of such sole ownership would not have a Material Adverse Effect. Schedule 5.19 annexed hereto sets forth a true and complete list of all service marks and registered trademarks (or trademarks for which registration is pending) of Company and its Subsidiaries. None of Company and its Subsidiaries has been charged with any material infringement of any intangible property of the character described above or been notified or advised of any material claim of any other Person relating to any of the intangible property.

5.20Rights to Agreements, Permits and Licenses.

         From and after the Effective Date, Company (or its Subsidiaries) will be the true owner of all rights in and to all existing agreements, permits and licenses relating to all of its facilities (now or hereafter acquired) and each of the respective Premises (other than rights of third parties under leases and agreements permitted hereunder), and will be the true owner of all rights in and to all future agreements, permits and licenses relating to all of its facilities (now or hereafter acquired), other than rights of third parties under leases and agreements permitted hereunder, except where the absence of such true ownership would not have a Material Adverse Effect. Company's interest in all such agreements, permits, and licenses is not and, to Company's Best Knowledge, will not be subject to any present claim (other than under the Loan Documents), set-off or deduction other than in the ordinary course of business.

5.21     Classification of Ships.

         From and after the Effective Date, the American Bureau of Shipping classification of each Ship shall remain the highest applicable classification and rating to which a ship of the same age and type as such Ship can qualify under the rules and standards of the American Bureau of Shipping.

5.22     Recordation of Ship Mortgages.

         Each Ship Mortgage is in due form for filing, and has been duly filed in the appropriate office of the United States Coast Guard. Upon such filing, each Ship Mortgage will constitute a legal, valid and binding first preferred ship mortgage under the Ship Mortgage Act of 1920, as amended and codified in Chapter 313 of Title 46 of the United States Code, on the applicable Ship or US Documented Barge in favor of the Trustee as mortgagee under such Ship Mortgage for the benefit of Administrative Agent on behalf of Lenders. No other filings or recordings or refilings or re-recordings of any other instruments are necessary to cause the lien of any of the Ship Mortgages to be legal, valid and binding on the parties thereto, and to create in favor of the Trustee, as secured party, for the benefit of the Administrative Agent on behalf of Lenders, the preferred mortgage which the Ship Mortgages purport to create.

5.23     Policies of Insurance.

         Each of the copies of the declaration pages, original binders and certificates of insurance evidencing the Policies of Insurance delivered to Administrative Agent pursuant to subsection 4.1P of the Existing Credit Agreement is a true, correct and complete copy of the respective original thereof as in effect on the date hereof, and no amendments or modifications of said documents or instruments not included in such copies have
been made.   Furthermore, none of such documents or instruments
has been terminated and each is in full force and effect.
Neither the Company nor any of its Subsidiaries are in default in the observance or performance of their respective obligations under said documents and instruments and Company and its Subsidiaries have taken all actions required to be performed under all Policies of Insurance to keep unimpaired their rights thereunder.

5.24     Survival of Rights Created under Existing Credit
Agreement.

    Notwithstanding the modification or deletion of certain representations and warranties of Company contained in the Existing Credit Agreement (including, without limitation, the deletion of representations and warranties as to the future consequences of certain events which occurred prior to the date of this Agreement), Company acknowledges and agrees that any choses in action or other rights created in favor of any Lender and their respective successors and assigns arising out of the representations and warranties of Company contained in or delivered (including representations and warranties delivered in connection with the making of loans thereunder) in connection with the Existing Credit Agreement, shall survive the execution and delivery of this Agreement. Company and Lenders acknowledge that certain representations and warranties made by Company under the Existing Credit Agreement (including representations and warranties as to the future consequences of certain events which occurred prior to the date of this Agreement) were made subject to changes in the facts and conditions on which such representations and warranties were based, which such changes were permitted or required under the Existing Credit Agreement or this Agreement and any such representations and warranties incorporated herein are so incorporated subject to such changes permitted or required under the Existing Credit Agreement or this Agreement.

                           SECTION 6.
                COMPANY'S AFFIRMATIVE COVENANTS

         Company covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless each Lender shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Financial Statements and Other Reports.

         Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent and Lenders:

        (i) Monthly Financials: until such time as Consolidated EBITDA for the immediately preceding four Fiscal Quarters is greater than or equal to $85,000,000, as soon as available and in any event within 30 days after the end of each month (and concurrently with the delivery of financial statements pursuant to subdivisions (ii) and (iii) below): (a) the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of profit and loss, stockholders' equity and cash flows of Company and its Subsidiaries for such month, setting forth in each case in comparable form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 6.1(xiv), all in reasonable detail and certified by the Chief Financial Officer of the Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (b) an analysis of Company's operations during such month which analysis shall explain the effect of the Company's operations during such month or Company's ability to perform its obligations under the Agreement and the other Loan Documents and (c) the balance sheet of each Facility as at the end of such month and the related statements of profit and loss, stockholder's equity and cash flows of such Facility for such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year all in reasonable detail and certified by the Chief Financial Officer of Company that they fairly present the financial condition of such Facility as at the dates indicated and the results of such Facility's operations and cash flows for the period indicated, subject to changes resulting from audit and normal year-end adjustments.

        (ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and, with respect to the fourth Fiscal Quarter of each Fiscal Year, concurrently with the delivery of financial statements pursuant to subdivision (iii) below, (a) (1) the consolidated and Consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and Consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 6.1(xiv), all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and (2) copies of Company's relevant 10-Q filed with the Securities and Exchange Commission within 15 days of such filing;

        (iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) (1) the consolidated and Consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and Consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and, when available, the corresponding figures from the consolidated plan and financial forecast delivered pursuant to subsection 6.1(xiii) for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (2) copies of Company's relevant 10-K filed with the Securities and Exchange Commission within 15 days of such filing, and
    (b) in the case of such consolidated financial statements, a report thereon of Ernst & Young, LLP or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Managing Agents, which report shall be unqualified, shall not express any doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

        (iv) Officers' and Compliance Certificates:
    (a) together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (i),
    (ii) and (iii) above, an Officers' Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have actual knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and
    (b) together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivision (i) above, a Compliance Certificate demonstrating in reasonable detail compliance (X) during and at the end of the applicable accounting periods with the restrictions contained in subsections 7.1, 7.3, 7.4 and 7.5 and (Y) at the end of the applicable accounting periods with the restrictions contained in subsection 7.6, and setting forth in reasonable detail the calculation of Consolidated EBITDA for the four Fiscal Quarter period ending on the date of the end of such accounting period and the Interest Coverage Ratio as of such date;

        (v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (ii) and (iii) of this subsection
    6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then
    (a) together with the first delivery of financial statements pursuant to subdivision (ii) and (iii) of this subsection
    6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii) and (iii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change;

        (vi) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision
    (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

        (vii) Accountants' Reports: promptly upon, but in no case later than 15 calendar days after, receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

        (viii) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries (including all coverages referred to in subsection 6.4B hereof and Schedules 6.4(a) and 6.4(b) annexed hereto, section 6 of each of the Mortgages and within each of the Ship Mortgages under the heading "Vessel Insurance Requirements and Provisions") and all material insurance coverage then planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year, if in each case there shall be any material changes in such insurance coverage from the insurance coverage in existence on the date hereof;

        (ix) SEC Filings and Press Releases: promptly upon their becoming available but in any event within 15 days after filing with the Securities and Exchange Commission, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by any of Company's Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of Company's Subsidiaries to the public concerning material developments in the business of Company or any of Company's Subsidiaries;

        (x) Events of Default, etc.: promptly, but in any event within 5 calendar days, upon Company's Best Knowledge
    (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

        (xi) Litigation or Other Proceedings: (a) promptly upon any Responsible Officer obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in any case of (X) or of
    (Y):

                  (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse
         Effect; or

                  (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

    written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter of Company, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Company or any of its Subsidiaries equal to or greater than $10,000,000 in the aggregate, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

        (xii) ERISA Events: promptly upon becoming aware of, but in no case later than 15 calendar days after, the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

        (xiii) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) as required to be filed by Company or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

        (xiv) Financial Plans: as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated and Consolidating plan and financial forecast for such Fiscal Year, including without limitation (a) forecasted consolidated and Consolidating balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, together with a pro forma Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based,
    (b) forecasted consolidated and Consolidating statements of income and cash flows of Company and its Subsidiaries for each Fiscal Quarter of each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (c) the amount of forecasted unallocated overhead for each such Fiscal Year, and (d) such other information and projections as any Lender may reasonably request;

        (xv) Environmental Audits and Reports: as soon as practicable following receipt thereof, but in no case later than 15 calendar days after, copies of all environmental audits and reports, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim which could result in a Material Adverse Effect;

        (xvi)     Board of Directors:  with reasonable
    promptness, written notice of any change in the Board of Directors of Company;

        (xvii) Pricing Determination Certificate: at the time of any request for an interest rate reduction pursuant to subsection 2.2A and thereafter concurrently with the delivery of the financial statements for each month required under subsection 6.1(i), Company shall deliver a Pricing Determination Certificate;

        (xviii)   New Subsidiaries:  promptly upon any Person
    becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be automatically deemed to supplement Schedule 5.1 to this Agreement for all purposes, including the Guaranty);

        (xix) Maryland Heights Facility Matters: together with each Notice of Borrowing requesting a Tranche A Loan or Tranche B Loan prior to the Completion of Construction Date of the Maryland Heights Facility (a) an Officer's Certificate stating that (i) the proceeds of such borrowing will be used exclusively to fund construction at the Maryland Heights Facility and to pay fees and interest hereunder, (ii) the Maryland Heights Facility is free of liens (other than Permitted Encumbrances), and (iii) no event of default exists under the Joint Venture Agreement,
    (b) a statement reconciling the approved budget with the costs of completion, which statement shall indicate for each line item any variations from the approved budget amount,
    (c) a calculation of the total contribution made by Company to the Joint Venture from October 1, 1996 to the date of such request from sources other than the proceeds of Loans hereunder, other borrowings, Permitted Maryland Heights Indebtedness and the proceeds from the sale of the M/V Players Riverboat I, and (d) a schedule detailing (i) the critical path items remaining in the construction of the Maryland Heights Facility, (ii) the expected date of completion of each item listed therein and (iii) demonstrating the ability of the Joint Venture to open for business on or before May 1, 1997.

        (xx) Regulation 6.090 Reports: promptly, but in no case later than 15 calendar days, after the same are available, copies of the Nevada "Regulation 6.090 Report" and "6-A Report" and copies of any written communication to Company or any of its Subsidiaries from any Gaming Board advising it of a violation of or non-compliance with, any Gaming Law by Company or any of its Subsidiaries;

        (xxi) US Documented Barges: promptly upon the acquisition or documentation by Company or any of its Subsidiaries of any additional US documented Barge, a written notice setting forth with respect to such Person
    (a) the date on which such barge became a US documented Barge and (b) all of the data required to be set forth in
    Schedule 5.5 annexed hereto with respect to all US documented Barges (it being understood that such written notice shall be automatically deemed to supplement Schedule
    5.5 to this Agreement for all purposes); and

        (xxii)    Other Information:  with reasonable
    promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

6.2 Corporate Existence, etc.

         Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate or other legal existence, as applicable, and all rights and franchises material to its business.

6.3 Payment of Taxes and Claims; Tax Consolidation.

    A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

    B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

6.4 Maintenance of Properties; Insurance.

    A. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including, without limitation, maintenance of Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

    B. Company will maintain or cause to be maintained, with financially sound and reputable insurers, throughout the term of this Agreement, all Policies of Insurance required pursuant to Schedules 6.4(a) and 6.4(b) annexed hereto and will otherwise comply fully with the terms and conditions provided in subsection 6 of each of the Mortgages and within each of the Ship Mortgages under the heading "Vessel Insurance Requirements and Provisions". Each such policy of insurance shall name Administrative Agent for the benefit of Lenders as the loss payee thereunder for amounts in excess of $2,500,000 and shall provide for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

6.5 Inspection; Lender Meeting.

         Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested. Without in any way limiting the foregoing, Company will, upon the request of Managing Agents or Requisite Lenders, participate in a meeting of Managing Agents and Lenders once during each Fiscal Year to be held at Company's corporate offices (or such other location as may be agreed to by Company and Managing Agents) at such time as may be agreed to by Company and Managing Agents.

6.6 Compliance with Laws, etc.

         Company shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, including all Gaming Laws, and to obtain and keep in full force and effect any permit, license, consent, or approval required under this Agreement if such noncompliance or failure to obtain and keep in full force and effect could reasonably be expected to cause a Material Adverse Effect. Company shall and shall cause each of its Subsidiaries to comply with the requirements of all Gaming Laws applicable to such Person.

6.7 Environmental Disclosure and Inspection.

    A. Company shall, and shall cause each of its Subsidiaries to, exercise all due diligence in order to comply and use its best efforts to cause (i) all tenants under any leases or occupancy agreements affecting any portion of the Facilities and
(ii) all other Persons on or occupying such property, to comply with all Environmental Laws.

    B. Company agrees that Administrative Agent may, once during each Fiscal Year until the Commitment Termination Date or at any time upon the occurrence of an Event of Default, retain, at Company's expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for Company and to conduct its own investigation of any Facility currently owned, leased, operated or used by Company or any of its Subsidiaries, and Company agrees to use its best efforts to obtain permission for Administrative Agent's professional consultant to conduct its own investigation of any Facility previously owned, leased, operated or used by Company or any of its Subsidiaries. Company hereby grants to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or on to the Facilities currently owned, leased, operated or used by Company or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Company and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at any such Facility or to cause any damage or loss to any property at such Facility. Company and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7B will be obtained and shall be used by Administrative Agent and Lenders solely for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to Company with the understanding that Company acknowledges and agrees that (i) it will hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to Company's use of or reliance on such report, (ii) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and
(iii) by delivering such report to Company, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

    C. Company shall promptly advise Lenders in writing and in reasonable detail of (i) any Release of any Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all written communications with respect to any Environmental Claims that have a reasonable possibility of giving rise to a Material Adverse Effect or with respect to any Release of Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency, (iii) any remedial action taken by Company or any other Person in response to (x) any Hazardous Materials on, under or about any Facility, the existence of which has a reasonable possibility of resulting in an Environmental Claim having a Material Adverse Effect, or (y) any Environmental Claim that could have a Material Adverse Effect, (iv) discovery by any Responsible Officer of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (v) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for a Release of Hazardous Materials.

    D. Company shall promptly notify Lenders of (i) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could have a Material Adverse Effect or that could reasonably be expected to have a material adverse effect on any Governmental Authorization then held by Company or any of its Subsidiaries and (ii) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing, industrial or other operations that could reasonably be expected to subject Company or any of its Subsidiaries to additional laws, rules or regulations, including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses.

    E. Company shall, at its own expense, provide copies of such documents or information as Administrative Agent may reasonably request in relation to any matters disclosed pursuant to this subsection 6.7.

6.8 Company's Remedial Action Regarding Hazardous Materials.

         Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations. In the event Company or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Company or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Company's or such Subsidiary's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Company or such Subsidiary.

6.9 Post-Closing Matters.

         A. Not later than the 30th day after the Effective Date, Company shall cause PMGC to execute an amendment to the lease covering the golf course, such that, after the execution of such amendment, PMGC will have a valid leasehold interest in all of the land comprising the golf course.

         B. Immediately upon the approval of the Nevada Gaming Authorities, Company shall convey the stock of PNEV to PHI pursuant to an instrument of transfer which shall not become effective until such time as Company shall have delivered certificates, indorsed in blank, representing all of the issued and outstanding stock of PNEV to Administrative Agent.

6.10New Subsidiaries; New Joint Ventures; Further Assurances.

    A. In the event a Person becomes a Subsidiary of Company after the Effective Date, Company, upon the request of Administrative Agent, shall and shall cause such Subsidiary to execute and deliver such guaranties, collateral documents and such other agreements, pledges, assignments, documents and certificates (including, without limitation, any amendments to the Loan Documents) as may be necessary or desirable or as Administrative Agent may request and do such other acts and things as Administrative Agent reasonably may request in order to have a lien on the stock of such Subsidiary and to have such Subsidiary guaranty and/or secure the Obligations and effect fully the purposes of this Agreement and the other Loan Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

    B. In the event Company or any of its Subsidiaries enters into any Joint Venture by means of the ownership of any Subsidiary (a "Participant Subsidiary") that, directly or indirectly, holds stock in a Joint Venture in corporate form or acts as a partner in a Joint Venture in partnership form, (i) Company shall, and shall cause each of its Subsidiaries to, pledge its interests in such Participant Subsidiary that enters into such Joint Venture as Collateral, (ii) neither Company nor any of its Subsidiaries shall enter into any other agreement that creates any Lien on the interests that Company or any such Subsidiary owns in such Participant Subsidiary or Joint Venture and (iii) neither Company nor any of its Subsidiaries will enter into any agreement that prohibits, restricts or conditions Lenders' rights to encumber the stock or ownership interests in such Participant Subsidiary or Joint Venture.

    C. Additionally, Company shall, and shall cause each of its Subsidiaries to, execute such documents as Administrative Agent reasonably may request to perfect Administrative Agent's Lien on real or personal property located at any of the Facilities acquired after the Effective Date.

    D. Without limiting the generality of subsection 6.10C, if, and at such time as, SIRCC or any Affiliate of Company purchases any of the parking lots used in connection with the Illinois Facilities from Burlington Northern Railroad Company (the "Railroad"), which parking lots SIRCC currently leases from the Railroad, unless Administrative Agent otherwise agrees, Company shall cause SIRCC or such Affiliate purchasing such parking lot
(i) to grant to Administrative Agent a deed of trust or mortgage, in form and substance acceptable to Administrative Agent, on such parking lot(s), (ii) to pay or cause to be paid any monetary Liens then encumbering such parking lot(s), (iii) to provide Administrative Agent with a lender's policy of title insurance and any endorsements thereto, in form and substance acceptable to Administrative Agent (but, subject to such non-monetary Liens as do not materially affect the use and operation of such parking lot), insuring such deed of trust or mortgage as a first priority Lien on such parking lot in favor of Administrative Agent, and
(iv) to execute and deliver such other instruments and agreements and undertake such other acts as Administrative Agent may request in connection therewith (including, without limitation, executing security agreements, fixture filings, and financing statements with respect to such parking lots).

    E. Company, Administrative Agent and each of the Lenders will, at the expense of Company, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such amendments or supplements hereto or to any of the Loan Documents and such further documents, instruments and transfers as any such party may reasonably require for the curing of any defect in the execution or acknowledgment hereof or in any of the Loan Documents, or in the description of the real property or other Collateral or for the proper evidencing of giving notice of each Lien or security interest securing repayment of the Obligations. Further, upon the execution and delivery of the Mortgages, the Ship Mortgages and each of the Loan Documents and thereafter, from time to time, Company shall cause the Mortgages, the Ship Mortgages and each of the Loan Documents and each amendment and supplement thereto to be filed, registered and recorded and to be refiled, re-registered and re-recorded in such manner and in such places as may be reasonably required by Requisite Lenders or Administrative Agent, in order to publish notice of and fully protect the Liens of the Mortgages, the Ship Mortgages and each of the Loan Documents in the Collateral and to perform or cause to be performed from time to time any other actions required by law and execute or cause to be executed any and all instruments of further assurance that may be necessary for such publication, perfection, continuation and protection.

    F. Company shall give Administrative Agent written notice (the "Initial Notice") promptly upon entering into contracts after the Effective Date other than the Excluded Contracts (as defined below) which individually or in the aggregate could give rise to mechanic's liens in excess of $1,000,000 with respect to the construction or renovation of Improvements or any other contracts aggregating more than $1,000,000 that might give rise to mechanics or other statutory Liens at any one of the following locations (a) the Illinois Premises, (b) the Louisiana Premises,
(c) the portion of the Nevada Premises insured by Title Policy #29 0010 107 16901 issued by Chicago Title Insurance Company or
(d) the portion of the Nevada Premises insured by Title Policy #29 0010 107 16902 issued by Chicago Title Insurance Company, which notice shall include the location at which such construction or renovation is taking place and a brief description of the nature of the construction or renovation.
From and after the date of the Initial Notice, Company shall give Administrative Agent written notice ("Subsequent Notice") promptly upon entering into contracts which individually or in the aggregate increase Company's exposure to mechanics or other statutory Liens by any amount in excess of $100,000 from the amount of mechanics or other statutory Liens for which Company was potentially liable on the day Company gave the Initial Notice, or, thereafter, the day Company gave the most recent prior Subsequent Notice. Administrative Agent shall promptly transmit all such notices required under this clause to Lenders and, upon receipt of written requests therefor from Requisite Lenders, shall request Title Company to issue at Company's expense a California Land Title Association Form 122 (or comparable) endorsement to the Title Policy issued at the closing of this Agreement with respect to the location at which such construction or renovation is being conducted, which endorsement shall provide insurance against any mechanics or other statutory liens arising from such construction or renovation; provided that Requisite Lenders may request such an endorsement be issued no more often than quarterly during the period from the date of receipt of any such notice from Company until such date as all of the following have occurred (x) a certificate of use or occupancy (or comparable certificate in the applicable jurisdiction) has been issued with respect to such construction or renovation, (y) any statutory period within which a mechanics Lien could be asserted has expired and (z) all contractors with respect to such construction or renovation have been paid in full. Company agrees to cooperate with the Title Company to cause such endorsements to be issued. For purposes of this Section 6.10C Excluded Contracts shall mean contracts with respect to which the Title Policies delivered on the Effective Date provided endorsements as to the absence of mechanics or other statutory Liens arising in connection with the performance thereof.

         G. Upon each exercise of the option in the Waterbottom Lease (as defined in the Louisiana Mortgage) that permits PLC to lease additional waterbottom lands from the State of Louisiana, Players shall record, or shall cause PLC to record, in the land records of Calcasieu Parish, Louisiana, a memorandum of exercise of option for purposes of putting of record PLC's rights in such additional lands. Concurrently therewith, Players shall notify the Administrative Agent in writing and shall execute, deliver, and record any instruments and agreements and do such other acts as the Administrative Agent may deem necessary or appropriate to insure the senior priority of the lien of the Louisiana Mortgage over such additional lands (including, without limitation, causing the Title Company to issue, at Company's sole cost and expense, an endorsement to the applicable Title Policy ensuring the senior priority of the lien of the Louisiana Mortgage on PLC's rights in such additional lands).

         H. At such time as the lessor under the golf course lease that consists of a portion of the Nevada Facilities acquires title to that certain real property designated as "Government Lot 2" under Section 31 of such lease, Players shall notify, or shall cause PMGC, to notify the Administrative Agent, and Players and PMGC shall execute, deliver, and record any instruments and agreements and do such other acts as the Administrative Agent may deem necessary or appropriate to insure the senior priority of the lien of the applicable Nevada Mortgage over such additional real property (including, without limitation, causing the Title Company to issue, at Company's sole cost and expense, an endorsement to the applicable Title Policy ensuring the senior priority of the lien of the Nevada Mortgage on PMGC's rights in such additional real property).


6.11     Maryland Heights Facility Matters.

         A. Maryland Heights Facility Budget. Not more than 15 days after the last day of each calendar month set forth below, Company shall provide evidence satisfactory to Administrative Agent that costs in an amount not less than the amount set forth opposite such month of constructing the Maryland Heights Facility incurred during the period from October 1, 1996, to the last day of such month were paid with cash generated from sources other than the proceeds of Loans hereunder, other borrowings, Permitted Maryland Heights Indebtedness and the sale of the M/V Players Riverboat I:


              Period               Amount

        November 1996         $4,000,000
        December 1996         $6,000,000
         January 1997         $8,000,000
        February 1997        $10,000,000
           March 1997        $11,000,000


         B. Maryland Heights Facility Construction Monitor. Lenders shall be entitled to hire, at the expense of Company, a consulting engineer to monitor the construction of the Maryland Heights Project and to make reports on the progress to Completion of Construction to Lenders.

         C. Release of Liens Relating to Maryland Heights Project. In the event Company incurs Permitted Maryland Heights Indebtedness secured by Liens permitted by subsections 7.2(vi) or 7.2(vii), Lenders agree that the Liens created pursuant to the Partnership Interest Security Agreement to be executed by PMHLP and the Subsidiary Security Agreement (Missouri), the Liens on the capital stock of PMHN and PMH created pursuant to the Holdings Pledge Agreement and any other Liens in favor of the Lenders in any of the assets of PMHN, PMH and PMHLP shall be terminated and the Liens created thereby released, the guaranties made by PMHLP, PMHN and PMH pursuant to the Guaranty shall be made subordinated in right of payment to the Permitted Maryland Heights Indebtedness on terms satisfactory to Administrative Agent and direct Administrative Agent to execute all documents necessary to give effect to such termination, release and subordination.

6.12     Appraisals.

         On or before June 30, 1997, Company shall, and shall cause each of its Subsidiaries to, permit one or more independent appraisers selected by and satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any real or personal property of Company and its Subsidiaries for the purpose of preparing one or more appraisals of such real and personal property satisfying the criteria established by any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion). All fees and expenses incurred in connection with the preparation and review of such appraisals shall be for the account of Company, and Company shall pay such amounts upon demand by Administrative Agent.

6.13     Cash Concentration Account.

         Commencing on the Completion of Construction Date, and at all times thereafter, Company shall cause each banking institution with which Company or any of its Subsidiaries maintains an account to deposit in a collateral account (the "Cash Concentration Account") established with the Administrative Agent in San Francisco, California all collections on the accounts of, and other funds and other payments received by, Company or any of its Subsidiaries in excess of the amount which in accordance with past practices of the Company and its Subsidiaries is reasonably necessary for use in the daily operation of its casino business. Company has, prior to the date hereof, given Administrative Agent and Lenders written notice specifying the name and location of each banking institution at which Company or any of its Subsidiaries maintains an account and Company shall, upon the establishment of any new account, give Administrative Agent prior written notification thereof. Company shall give each such banking institution irrevocable written instructions, in form and substance satisfactory to Administrative Agent in its sole discretion, to transmit, on the day of receipt, all monies and all amounts required to be placed in the Cash Concentration Account pursuant to this Section 6.13. At the end of each Business Day, funds in the Cash Concentration Account shall be applied first to the Swing Line Loan and, to the extent funds are available, then to the Revolving Loans. Company may subsequently reborrow Revolving Loans in accordance with the provisions of Section 4.



                           SECTION 7.
                  COMPANY'S NEGATIVE COVENANTS

         Company covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1 Indebtedness.

         Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except (i) the Loans,
(ii) the Senior Notes, (iii) Permitted Maryland Heights Indebtedness, (iv) intercompany Indebtedness of Company owed to any wholly-owned Subsidiary or any intercompany Indebtedness owed by any wholly-owned Subsidiary of Company to Company or any other wholly-owned Subsidiary of Company; provided that any payment under the Guaranty or the PHI Guaranty shall result in a pro tanto reduction of the amount of such intercompany Indebtedness owed by a Guarantor or PHI, as the case may be, to Company, and
(v) so long as no Event of Default or, to Company's Best Knowledge, Potential Event of Default shall have occurred and be continuing, or shall be caused thereby, (A) Other Allowed Indebtedness (Secured) and (B) Company and its Subsidiaries may create, incur, assume or guaranty or otherwise become or remain liable directly or indirectly liable with respect to Other Allowed Indebtedness (Unsecured) if, after giving effect thereto, Company shall be in compliance on a pro forma basis with the Leverage Ratio then applicable pursuant to subsection 7.6C; provided that the aggregate Indebtedness of Company and its Subsidiaries outstanding at any time under clauses (i), (ii),
(iii), (iv) and (v) above shall not exceed $280,000,000.

7.2 Liens and Related Matters.

    A. Prohibition on Liens. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of their respective assets, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any of the Collateral under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

        (i)  Permitted Encumbrances;

        (ii) Liens granted or permitted pursuant to the Collateral Documents;

        (iii)     Liens to secure Other Allowed Indebtedness
    (Secured) to the extent permitted pursuant to the definitions of "Other Allowed Indebtedness (Secured)" and
    "Purchase Money Debt";

        (iv) Liens existing on the Effective Date and described on Schedule 7.2 annexed hereto;

        (v) a Lien to be granted by PMH and/or PMHLP, as lessee, on certain of its gaming equipment and gaming receivables, in favor of the Riverside Joint Venture, as landlord, to secure the payment by PMH of certain lease obligations owed to the Riverside Joint Venture in connection with the operation of the Maryland Heights Facility;

        (vi) a Lien on PMHLP's partnership interest in the Riverside Joint Venture and on the capital stock of PMHN and PMH, to secure Permitted Maryland Heights Indebtedness if both of the following conditions are satisfied: (x) the Permitted Maryland Heights Indebtedness is in the principal amount of $40,000,000 and (y) no Tranche B Loans are outstanding and the Tranche B Commitments have been terminated; and

        (vii) a Lien on PMHLP's interest in the FF&E located at the Maryland Heights Facility to secure Permitted Maryland Heights Indebtedness if both of the following conditions are satisfied: (x) the Permitted Maryland Heights Indebtedness is in the principal amount of $40,000,000 and
    (y) no Tranche B Loans are outstanding and the Tranche B Commitments have been terminated.

    B. No Further Negative Pledges. Except with respect to specific property encumbered pursuant to subsection 7.2A or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

    C. No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Except as provided herein, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company.

7.3 Investments, Loans and Advances; Capital Expenditures.

         Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment or make any capital expenditure in any Person, including any Joint Venture or to make Consolidated Capital
Expenditures, except:

         (i)  Investments permitted under subsection 2.4A(iii);

         (ii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1; provided that the obligations under any such loans are subordinated to the Obligations of Company or any such Subsidiary under the Loans or the Guaranty, as the case may be;

         (iii) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto; and

         (iv) Company and its Subsidiaries may make Consolidated Capital Expenditures relating to the Maryland Heights Facility not exceeding $144,000,000 in the aggregate, (b) Consolidated Capital Expenditures (other than those related to the Maryland Heights Facility) during the period from October 1, 1996 to and including March 31, 1997 not exceeding $5,000,000 in the aggregate, (c) Consolidated Capital Expenditures (other than those related to the Maryland Heights Facility) in the Fiscal Year ending March 31, 1998 not exceeding $16,000,000 in the aggregate and (d) Consolidated Capital Expenditures (other than those related to the Maryland Heights Facility) in each Fiscal Year (commencing with the Fiscal Year ending March 31, 1999) not exceeding $8,000,000 in the aggregate during each such year.


7.4 Contingent Obligations.

         Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Administrative Agent and Requisite Lenders, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

        (i) Company and such Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1;

        (ii) Company and such Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit; and

        (iii) Company and such Subsidiaries may become and remain liable for Contingent Obligations to make Investments permitted by subsection 7.3.

7.5 Restricted Payments.

         Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided that nothing contained in this restriction shall limit Company's ability to repurchase Senior Notes pursuant to a Regulatory Redemption (as defined in the Indenture).

7.6 Financial Covenants.

    A. Minimum Fixed Charge Coverage Ratio. Company shall not permit the Fixed Charge Coverage Ratio on the each date set forth below to be less than the amount set forth opposite such date:

         Date                         Amount

     December 31, 1996                             2.7:1.00
     March 31, 1997                                2.5:1.00
     June 30, 30, 1997                             1.9:1.00
     September 30, 1997                            1.3:1.00
     December 31, 1997                             1.2:1.00
     March 31, 1998                                1.1:1.00
     June 30, 1998                                 1.0:1.00
     September 30, 1998                            1.0:1.00
     December 31, 1998                             1.0:1.00
     March 31, 1999                                1.0:1.00
     June 30, 1999                                 1.0:1.00
     September 30, 1999                            1.0:1.00
     December 31, 1999                             1.0:1.00
     March 31, 2000                                1.0:1.00

    B.   Minimum Consolidated EBITDA (Quarterly).

         Company shall not permit Consolidated EBITDA for the Fiscal Quarter ended on each date set forth below to be less than the amount set forth opposite such date:

         Date                         Amount

     December 31, 1996            $ 6,000,000
     March 31, 1997                 6,500,000
     June 30, 1997                 11,000,000
     September 30, 1997            15,000,000
     December 31, 1997             14,000,000
     March 31, 1998                14,700,000
     June 30, 1998                 15,400,000
     September 30, 1998            20,500,000
     December 31, 1998             15,000,000
     March 31, 1999                15,400,000
     June 30, 1999                 15,400,000
     September 30, 1999            20,500,000
     December 31, 1999             15,000,000
     March 31, 2000                15,400,000


    C.   Minimum Consolidated EBITDA (Rolling four Quarters).

         Company shall not permit Consolidated EBITDA for the four consecutive Fiscal Quarter period ended on each date set forth below to be less than the amount set forth opposite such date:

         Date                         Amount

     December 31, 1996            $44,000,000
     March 31, 1997                40,000,000
     June 30, 1997                 35,000,000
     September 30, 1997            37,000,000
     December 31, 1997             46,000,000
     March 31, 1998                54,000,000
     June 30, 1998                 59,000,000
     September 30, 1998            65,000,000
     December 31, 1998             65,000,000
     March 31, 1999                70,000,000
     June 30, 1999                 60,000,000
     September 30, 1999            65,000,000
     December 31, 1999             65,000,000
     March 31, 2000                70,000,000


    D. Maximum Leverage Ratio. Company shall not permit the ratio of (x) Consolidated Total Assets divided by (y)
Consolidated Net Worth on each date set forth below to be more than the amount set forth opposite such date:

         Date                         Amount

     December 31, 1996              2.7:1.00
     March 31, 1997                 2.7:1.00
     June 30, 30, 1997              2.8:1.00
     September 30, 1997             2.7:1.00
     December 31, 1997              2.6:1.00
     March 31, 1998                 2.6:1.00
     June 30, 1998                  2.5:1.00
     September 30, 1998             2.4:1.00
     December 31, 1998              2.3:1.00
     March 31, 1999                 2.3:1.00
     June 30, 1999                  2.3:1.00
     September 30, 1999             2.3:1.00
     December 31, 1999              2.3:1.00
     March 31, 2000                 2.3:1.00


    E. Minimum Consolidated Tangible Net Worth. Company shall not permit Consolidated Tangible Net Worth on each date set forth below to be less than the amount set forth opposite such date:

         Date                         Amount

     December 31, 1996           $150,000,000
     March 31, 1997               152,000,000
     June 30, 1997                154,000,000
     September 30, 1997           158,000,000
     December 31, 1997            160,000,000
     March 31, 1998               164,000,000
     June 30, 1998                170,000,000
     September 30 1998            176,000,000
     December 31, 1998            180,000,000
     March 31, 1999               186,000,000
     June 30, 1999                188,000,000
     September 30 1999            190,000,000
     December 31, 1999            192,000,000
     March 31, 2000               194,000,000

    F. Maximum Total Debt Ratio. Company shall not permit the ratio of (x) Consolidated Total Debt divided by (y) Consolidated EBITDA for the four consecutive Fiscal Quarter period ended on each date set forth below to be less than the amount set forth opposite such date:

         Date                         Amount

     December 31, 1996              4.8:1.00
     March 31, 1997                 6.0:1.00
     June 30, 30, 1997              6.0:1.00
     September 30, 1997             6.0:1.00
     December 31, 1997              4.5:1.00
     March 31, 1998                 4.0:1.00
     June 30, 1998                  4.0:1.00
     September 30, 1998             3.5:1.00
     December 31, 1998              3.5:1.00
     March 31, 1999                 3.0:1.00
     June 30, 1999                  3.0:1.00
     September 30, 1999             3.0:1.00
     December 31, 1999              3.0:1.00
    March 31, 2000 3.0:1.00


7.7 Restriction on Fundamental Changes; Asset Sales and
    Acquisitions.

         Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise 50% or more of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

        (i) any Subsidiary of Company (other than a Guarantor) may be merged with or into Company or any wholly-owned Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary of Company; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary shall be the continuing or surviving corporation; provided further if any Guarantor or grantor under a Collateral Document is the disappearing entity in a merger with a wholly-owned Subsidiary that is not a Guarantor or grantor, the surviving corporation shall execute a Guaranty and/or a Subsidiary Security Agreement, as the case may be;

        (ii) any Subsidiary of Company may change its legal structure so long as (X) any such modification does not in any manner impair any Lender's ability to realize the Collateral owned by such Subsidiary upon an Event of Default and (Y) if such Subsidiary is the disappearing entity in a merger devised to effect such a structural change, the surviving entity shall execute a Guaranty and/or a Subsidiary Security Agreement, as the case may be;

        (iii) subject to subsections 7.11 and 2.4A(iii), Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $5,000,000 on an individual basis; provided that, with respect to the sale of any asset having a fair market value equal to or exceeding $2,500,000, (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (y) at least eighty percent (80%) of the consideration received shall be Cash;

        (iv) Company and its Subsidiaries may make acquisitions of Securities issued by Company consistent with subsection
    7.5; and

7.8 Transactions with Shareholders and Affiliates.

         Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) the subject matter of which involves an amount in excess of $1,000,000 with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that nothing contained in the foregoing restriction shall apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries or (ii) reasonable and customary fees paid to members of the Boards of Directors of Company and its Subsidiaries.

7.9 Disposal of Subsidiary Stock.

         Company shall not:

        (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by applicable law; or

        (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to Company, another Subsidiary of Company, or to qualify directors if required by applicable law.

7.10Conduct of Business.

         From and after the Effective Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Effective Date as described in the "Business" and "Properties" section of the 10-K and any Related Business and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.11     Tradenames, Trademarks and Servicemarks.

         Company and its Subsidiaries shall not assign or in any other manner alienate its interest in any tradenames, trademarks or servicemarks relating or pertaining to any of the Facilities other than (i) as provided on Schedule 7.11, (ii) assignments in the ordinary course of Company's business and similar in nature to the types of assignments undertaken by comparable gaming entities or (iii) assignments to Company or any wholly-owned Subsidiary of Company, if such assignment does not affect the validity and enforceability of such tradenames, trademarks or servicemarks and, prior to any such assignment, the assignee has granted Administrative Agent a legally valid and enforceable security interest in any such tradenames, trademarks or servicemarks.

7.12Change of Control Offer.

         Company shall not commence a Change of Control Offer (as defined in the Indenture) without the consent of Requisite
Lenders.

7.13     No Amendment of Indenture.

         Company shall not amend the Indenture in any manner without the prior written consent of Requisite Lenders, which consent shall not be unreasonably withheld; provided that nothing contained in this restriction shall apply to any amendment to the Indenture that either (i) does not require the consent of any holder of Senior Notes or (ii) is required by a final order or decree of a court of competent jurisdiction.

7.14     No Movement of Other Barges.

         Company and its Subsidiaries shall not permit any Barge to be moved from permanent moorage at the Louisiana Premises or the Illinois Premises, as applicable, unless and until (i) such Barge is registered with the United States Coast Guard and (ii) a first priority Lien has been created for the benefit of the Lenders pursuant to a duly authorized, executed and delivered Ship Mortgage.


                           SECTION 8.
                       EVENTS OF DEFAULT

         IF any of the following conditions or events ("Events of Default") shall occur:

8.1 Failure to Make Payments When Due.

         Failure by Company to pay (i) any installment of principal of or interest on any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Administrative Agent in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2 Default in Other Agreements.

         (i) Failure of Company or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 8.1) in an individual principal amount of $2,500,000 or more or any items of Indebtedness with an aggregate principal amount of $5,000,000 or more or (b) any Contingent Obligation in an individual principal amount of $2,500,000 or more or any Contingent Obligations with an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or
(ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness in an individual principal amount of $2,500,000 or more or any items of Indebtedness with an aggregate principal amount of $5,000,000 or more or any Contingent Obligation in an individual principal amount of $2,500,000 or more or any Contin gent Obligations with an aggregate principal amount of $5,000,000 or more or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obliga tion(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obliga tion, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3 Breach of Certain Covenants.

         Failure of Company to perform or comply with any term or condition contained in subsection 2.4A(iii), 2.4B(ii), 6.1(ix)(a), 6.2, 6.4B or Section 7 of this Agreement; or

8.4 Breach of Warranty.

         Any representation, warranty, certification or other statement made or deemed made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5 Other Defaults Under Loan Documents.

         Company or any of its Subsidiaries shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 15 days after the earlier of (i) a Responsible Officer becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

8.6 Involuntary Bankruptcy; Appointment of Receiver, etc.

         (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 45 days unless dismissed, bonded, discharged or stayed; or

8.7 Voluntary Bankruptcy; Appointment of Receiver, etc.

         (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8 Judgments and Attachments.

         Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which an unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 45 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9 Dissolution.

         Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10Employee Benefit Plans.

    A. There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company or any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement.

    B. There shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000, and such default shall not have been remedied or waived within 10 days after the earlier of (i) the date that, to Company's Best Knowledge, such condition exists or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

8.11Change in Control.

         A Change of Control shall have occurred; or

8.12Impairment of Collateral.

         (A) A judgment creditor of Company or any of its Subsidiaries shall obtain possession of any material portion of the Collateral under the Collateral Documents by any means, including, without limitation, levy, distraint, replevin or self-help, (B) any substantial portion of the Collateral shall be taken by eminent domain or condemnation, (C) any of the Collateral Documents shall cease for any reason (other than an act by Administrative Agent or any Lender) to be in full force and effect, or any party thereto shall purport to disavow its obligations thereunder or shall declare that it does not have any further obligations thereunder or shall contest the validity or enforceability thereof or Lenders shall cease to have a valid and perfected first priority security interest in any material Collateral therein, or (D) Lenders' security interests or liens on any material portion of the Collateral under the Collateral Documents shall become otherwise impaired or unenforceable; or

8.13Loss of Gaming License.

         The occurrence of a License Revocation by any Gaming Authority in a jurisdiction in which Company or any of its Subsidiaries owns or operates a casino, hotel, casino/hotel, resort, casino/resort, riverboat casino, dock casino, any other type of casino, golf course, entertainment center or similar facility; provided that such License Revocation continues for at least five (5) calendar days; or


8.14     Failure to Open Maryland Heights or to Obtain Gaming
License.

         Failure of Company to open and commence operation of Company's casino located at the Maryland Heights Facility on or before May 1, 1997; or failure of Company to obtain all gaming licenses from any Gaming Authority needed to open and operate such casino on or before May 1, 1997;


8.15     Invalidity of Guaranties.

         Either the Guaranty or the PHI Guaranty, for any reason, other than the satisfaction in full of all Obligations, the termination of this Agreement or the termination of the Guaranty or the PHI Guaranty (or any Guarantor's obligations thereunder) in accordance with its terms, ceases to be in full force and effect or is declared to be null and void by final order of a court of competent jurisdiction, or any Guarantor denies that it has any further liability under the Guaranty or the PHI Guaranty or claims that the Guaranty or the PHI Guaranty is void or has no force or effect in whole or in part or gives notice to such effect; or

8.16     Material Adverse Change.

         The occurrence of an event or change that causes or evidences, either in any case or in the aggregate, a Material
Adverse Effect.

                             THEN

8.17     Remedies.

         At any time, (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan and the obligation of Administrative Agent to issue any Letter of Credit shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan shall thereupon terminate and the obligation of Administrative Agent to issue any Letter of Credit hereunder shall thereupon terminate; provided, however, that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i) or the obligations of Lenders to purchase participations in any unpaid Swing Line Loans as provided in subsection 2.1B.

         Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

         Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision that may be made at the election of Requisite Lenders and are not intended to benefit Company and do not grant Company the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.


                           SECTION 9.
                      ADMINISTRATIVE AGENT

9.1 Appointment.

         WFB is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent, Managing Agents, Co-Arrangers and Lenders and Company shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

9.2 Powers; General Immunity.

    A. Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers hereunder and under the other Loan Documents as are specifically delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents and it may perform such duties by or through its agents or employees.
No Managing Agent or Co-Arranger shall have any duty or responsibility under this Agreement or any Loan Document in its capacity therein. No Managing Agent, Co-Arranger or Administrative Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

    B. No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Company to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

    C. Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent's gross negligence or willful misconduct. If Administrative Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Requisite Lenders. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders. Administrative Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or any of the other Loan Documents unless and until it has obtained the instructions of Requisite Lenders or all Lenders as required or permitted by this Agreement. Each Lender agrees that it shall not exercise any right of set-off described in subsection 10.4 without the concurrence of Administrative Agent.

    D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 Representations and Warranties; No Responsibility For
    Appraisal of Creditworthiness.

         Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of the Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4 Right to Indemnity.

         Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's gross negligence or willful misconduct.
If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5 Successor Administrative Agent and Swing Line Lender.

    A. Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, provided that on or before the effective date of any such resignation, a successor Administrative Agent shall have been appointed pursuant to this subsection 9.5A. Administrative Agent may be removed at any time with cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

    B. Any resignation or removal of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation or removal of WFB or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit V annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6 Collateral Documents.

         Each Lender hereby further authorizes Administrative Agent to enter into the Collateral Documents as secured party on behalf of and for the benefit of each Lender and agrees to be bound by the terms of the Collateral Documents; provided that Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Collateral Documents except as set forth in subsection 10.6. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Lender agrees that no Lender shall have any right individually to realize upon any of the collateral under the Collateral Documents, it being understood and agreed that all rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof.

9.7 Release of Collateral.

         Administrative Agent may release personal property Collateral without the consent of any Lender to the extent sold or disposed of by Company or any of its Subsidiaries in a transaction or series of transactions that constitute a permitted Asset Sale pursuant to subsection 7.7(ii) and that meets all of the requirements contained therein. Administrative Agent may also, upon Borrower's request, take such actions as are necessary to terminate any Ship Mortgage relating to a Barge on file with the United States Coast Guard if, and only if, (i) such Barge has ceased, or will concurrently with such termination cease, to be a US Documented Barge and (ii) Administrative Agent shall have received assurances, reasonably satisfactory to Administrative Agent, that upon giving effect to such termination, such Barge will be subject to a perfected first priority Lien in favor of Administrative Agent for the benefit of Lenders.


                          SECTION 10.
                         MISCELLANEOUS

10.1Assignments and Participations in Loans and Letters of Credit

    A. General. Each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or
(ii) sell participations to any Person in, all or any part (subject to certain limitations set forth in subsection 10.1B below) of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it, subject to the following restrictions:

        (v) no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state;

        (w) no such sale, assignment or transfer described in clause (i) above shall be effective unless and until a Lender Assignment Agreement (a "Lender Assignment Agreement") effecting such sale, assignment or transfer shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii);

        (x) no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Commitments and the Loans of the Lender effecting such sale, assignment, transfer or participation;

        (y) anything contained herein to the contrary notwithstanding, the Swing Line Loan Commitment may not be sold, assigned or transferred as described in clause (i) above to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5; and

        (z) no Lender may sell, assign or transfer its Tranche A
    Commitment, Tranche B Commitment or its Tranche C Commitment as described in clause (i) except together with a proportionate share of all such Commitments held by such Lender.

Except as otherwise provided in this subsection 10.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitment or the Loans or the other Obligations owed to such Lender.

    B.   Assignments.

        (i) Amounts and Terms of Assignments. Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may (a) be assigned in any amount to another Lender or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Company and Administrative Agent or (b) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender) to any other Eligible Assignee with the giving of notice to Company and with the consent of Managing Agents (which consent shall not be unreasonably withheld). To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance, a Lender Assignment Agreement, together with a processing fee of $2,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Lender Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation from and after the effective date specified in such Lender Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Lender Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The Commitments hereunder shall be modified to reflect the Commitments of such assignee and any remaining Commitments of such assigning Lender and the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Note to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibits IV-A, IV-B, IV-C or Exhibit V, respectively, annexed hereto with appropriate insertions, to reflect the new Commitments of the assignee and/or the assigning Lender.

        (ii) Acceptance by Administrative Agent. Upon its receipt of a Lender Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing fee and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if such Lender Assignment Agreement has been completed and is in substantially the form of Exhibit III hereto and if Managing Agents have consented to the assignment evidenced thereby (to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Lender Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment) and (b) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Lender Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

        (iii) Mandatory Assignment by Non-Suitable Lender. If any Lender is required to qualify or be found suitable by the regulations of any Gaming Authority and does not so qualify or otherwise not meet the suitability standards pursuant to such regulations (in such case, a "Former Lender"), such Former Lender shall and hereby agrees to sell its rights and obligations under this Agreement to Eligible Assignee (the "Substitute Lender"). The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement pursuant to a Lender Assignment Agreement, which assumption shall be required to comply with, and shall become effective in accordance with, the provisions of subsection 10.1B; provided that the purchase price to be paid by the Substitute Lender to Administrative Agent for the account of the Former Lender for such assumption shall equal the sum of (i) the unpaid principal amount of any Loans held by the Former Lender plus accrued interest thereon plus (ii) the Former Lender's Pro Rata Share (through the required purchase of participations pursuant to subsection 3.1C) of the aggregate amount of drawings under all Letters of Credit that have not been reimbursed by Company, plus accrued interest thereon, plus
    (iii) such Former Lender's pro rata share of accrued fees to the date of the assumption; provided further that, upon receipt by the Former Lender of all such amounts, Administrative Agent shall thereafter pay all obligations owing to the Former Lender under the Loan Documents to the Substitute Lender. Each Lender agrees that if it becomes a Former Lender, upon payment to it by Administrative Agent (upon Administrative Agent's receipt thereof from the Substitute Lender) of all such amounts, if any, owing to it under the Loan Documents, it will execute and deliver a Lender Assignment Agreement.

        Notwithstanding the foregoing, if any Lender becomes a Former Lender and fails to find a Substitute Lender within 10 days of being determined unsuitable or unqualified, or such lesser period of time as specified by any such Gaming Authority for the withdrawal of a Former Lender (the "Withdrawal Period"), Company shall have an additional 90 day period, or such lesser period of time as specified by such Gaming Authority, to find a Substitute Lender, which Substitute Lender shall assume the rights and obligations of the Former Lender as provided in the preceding paragraph.
    In the event that Company shall not have found a Substitute Lender within such period of time, Company shall immediately
    (i) prepay in full the outstanding principal amount of Loans held by such Former Lender, together with accrued interest thereon to the earlier of (X) the date of payment or (Y) the last day of any Withdrawal Period, and (ii) at the option of Company either (A) place an amount equal to such Former Lender's Pro Rata Share in each Letter of Credit issued by Administrative Agent, in a separate cash collateral account with Administrative Agent for each outstanding Letter of Credit, which amount will be applied by Administrative Agent to satisfy Company's reimbursement obligations to Administrative Agent in respect of unreimbursed drawings under the applicable Letter of Credit or (B) if no Event of Default then exists, terminate the Commitments of such Former Lender, at which time the other Lenders' Pro Rata Shares will be automatically adjusted as a result thereof; provided that the option specified in this clause (B) may only be exercised if, immediately after giving effect thereto, no Lender's outstanding Revolving Loans, when added to the product of (a) such Lender's Pro Rata Share and (b) the sum of (I) the aggregate amount of all outstanding Letters of Credit at such time and (II) the aggregate amount of all Swing Line Loans then outstanding, would exceed such Lender's Commitments at such time. Each Lender agrees that, to the extent and for so long as required by any applicable Gaming Authority, such Lender's rights and obligations under this Agreement are subject to the provisions of this subsection 10.1B(iii) and all restrictions of any applicable Gaming Authority.

    C. Participations. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting
(i) the extension of the final maturity of any portion of the principal amount of or interest on any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Company hereunder (including without limitation amounts payable to such Lender pursuant to subsection 2.7) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections
10.4 and 10.5, (a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

    D. Assignments to Federal Reserve Banks. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that
(i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

    E. Assignments and Participations Subject to Gaming Laws. Subject to the last sentence of this subsection 10.1E, each Lender agrees that all assignments and participations made hereunder shall be subject to, and made in compliance with, all Gaming Laws applicable to Lenders. Company hereby acknowledges that unless Company has provided Lenders with a written opinion of counsel as to the suitability standards applicable to Lenders of any relevant Gaming Authority with jurisdiction over the business of Company and its Subsidiaries, no Lender shall have the responsibility of determining whether or not a potential assignee or participant of such Lender would qualify as a suitable Lender under the Gaming Laws of any such jurisdiction.

    F. Information. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

10.2Expenses.

         Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for Company (including without limitation any opinions requested by Lenders as to any legal matters arising hereunder) and of each Loan Party's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent (including Allocated Costs of Internal Counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Company or any other Loan Party; (iv) all other actual and reasonable costs and expenses incurred by Administrative Agent, Managing Agents and Co-Arrangers in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby; and (v) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including Allocated Costs of Internal Counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from Company or any other Loan Party hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

10.3Indemnity.

         In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend, indemnify, pay and hold harmless Administrative Agent, Managing Agents and Co-Arrangers and Lenders, and the officers, directors, employees, agents and affiliates of Administrative Agent and Lenders (collectively called the "Indemnitees") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including without limitation Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans or the issuance of the Letters of Credit hereunder or the use or intended use of any of the Letters of Credit) or the statements contained in the commitment letter delivered by any Lender to Company with respect thereto (collectively called the "Indemnified Liabilities"); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

10.4Set-Off; Security Interest in Deposit Accounts.

         In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each Lender (with the consent of Administrative Agent) is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company against and on account of the obligations and liabilities of Company to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Company hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

10.5Ratable Sharing.

         Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

10.6Amendments and Waivers.

         No amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any other Loan Document, or consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which: increases the amount of any of the Commitments; changes any Lender's Pro Rata Share; changes in any manner the definition of "Requisite Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the Commitment Termination Date; postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder; increases the maximum duration of Interest Periods permitted hereunder; reduces the amount or postpones the due date of any amount payable in respect of, or extends the required expiration date of, any Letter of Credit; changes in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit; or changes in any manner the provisions contained in subsection 8.1 or this subsection 10.6 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. In addition,
(i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no amendment, modification, termination or waiver of any provision of subsection 2.1B or any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iv) no amendment, modification, termination or waiver of any provision of Section 3 or of any Letter of Credit shall be effective without the written concurrence of Administrative Agent, and (v) no amendment, modifi cation, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent. Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7Independence of Covenants.

         All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8Notices.

         Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or five Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

10.9Survival of Representations, Warranties and Agreements.

         A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

         B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.7, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in subsections 9.2C, 9.4 and 10.5 shall survive the payment of the Loans, the cancellation or termination of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10    Failure or Indulgence Not Waiver; Remedies Cumulative.

         No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11    Marshalling; Payments Set Aside.

         Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12    General Release.

    m. Except with respect to the matters, rights and obligations specified in subsection 10.12B hereof, Company, for itself and on behalf of its parent, subsidiary and affiliate corporations, past or present, and each of them, as well as each of their respective directors, officers, agents, servants, shareholders, representatives, attorneys, administrators, executors, heirs, assigns, predecessors and successors in interest, and each of them (collectively, the "Releasors") hereby release and forever discharge Lenders and each of their respective parents, subsidiaries and affiliates, past or present, and each of them, as well as each of their directors, officers, agents, servants, employees, representatives, shareholders, attorneys, administrators, executors, predecessors and successors in interest, heirs and assigns, and all other persons, firms or corporations with whom any of the former have been, are now, or may hereafter be affiliated, and each of them (collectively, the "Releasees"), from and against any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action in law or equity, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, fixed or contingent, suspected or unsuspected by the Releasors, and whether concealed or hidden, which Releasors now own or hold or have at any time heretofore owned or held, which are based upon or arise out of or in connection with any matter, cause or thing existing at any time prior to the date hereof or anything done, omitted or suffered to be done or omitted at any time prior to the date hereof, which relate in any way to (i) the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), (ii) this Agreement and the other Loan Documents, and (iii) the transactions occurring in connection with either of the foregoing and the lending relationship established thereby, irrespective of whether any such matter, cause or thing, or action done, omitted or suffered to be done was authorized, permitted or prohibited by the documents and agreements described in the preceding clauses
(i) and (ii) (collectively the "Released Matters").

    A. Notwithstanding anything hereunder to the contrary, this Release shall not release or alter any obligation arising on or subsequent to the Effective Date to comply with the terms and conditions of this Agreement and the other Loan Documents. It is expressly understood and agreed that it is the intent of Company to forever release certain claims against the Lenders, including, but not limited to, any claims related to the actions and omissions of Releasees prior to the date hereof, but that nothing herein shall affect the obligations of the Releasees subsequent to the date hereof, including, but not by way of limitation, compliance subsequent to the date hereof with all terms and conditions of this Agreement and the other Loan Documents.

    B. Without limiting the generality of the foregoing, Company for itself and on behalf of the other Releasors expressly releases any and all past, present and future claims in connection with the Released Matters, about which the Releasors do not know of or suspect to exist in their favor, whether through ignorance, oversight, error, negligence or otherwise, and which, if known, would materially affect Company's decision to give the release set forth in this subsection 10.12, and to this end Company for itself and on behalf of each of the other Releasors waives all rights under Section 1542 of the Civil Code of California, which states in full as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Company knowingly and willingly waives the provisions of Section 1542 and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Company has reviewed this Agreement and the release contained in this subsection 10.12 with Company's legal counsel, and Company understands and acknowledges the significance and consequence of this Agreement and of the specific waiver of Section 1542 of the Civil Code of California.

    C. Company represents, warrants and agrees that in executing and entering into this Agreement, Company is not relying and has not relied upon any representation, promise or statement made by anyone which is not recited, contained or embodied in this Agreement or the other Loan Documents. Company understands and expressly assumes the risk that any fact not recited, contained or embodied therein may turn out hereafter to be other than, different from, or contrary to the facts now known to Company or believed by Company to be true. Nevertheless, Company intends by this Agreement to release fully, finally and forever all Released Matters and agrees that this Agreement shall be effective in all respects notwithstanding any such difference in facts, and shall not be subject to termination, modification or rescission by reason of any such difference in facts.

    D. Company hereby represents and warrants that it has not heretofore assigned or transferred or purported to assign or transfer to any person or entity all or any part of or any interest in any Released Matter. Company agrees to indemnify and hold harmless the Releasees against any claim, contention, demand, cause of action, obligation and liability of any nature, character or description whatsoever, including the payment of attorney's fees and costs actually incurred, whether or not litigation is commenced, which may be based upon or which may arise out of or in connection with any such assignment or transfer or purported assignment or transfer of any Released Matter against any Releasee.

    E. Company shall, from time to time, promptly execute and deliver to the Lenders such further instruments, documents and papers and perform such further acts as may be necessary or, in Lenders' reasonable judgment, useful to carry out and effect the terms of this subsection 10.12.

    F. This subsection 10.12 is not to be construed and does not constitute an admission of any liability by any person or entity for any purpose.

    G. Company represents, warrants and agrees that in executing and entering into this Agreement, Company is not relying upon, nor is Company acting in consideration of, any other person or entity executing a similar release. This
Agreement shall be binding, valid and enforceable against Company and the other Releasors irrespective of whether any other person or entity executes any other release.

10.13    Severability.

         In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.14    Obligations Several; Independent Nature of Lenders'
    Rights.

         The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.15    Headings.

         Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.16    Applicable Law.

         THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES; PROVIDED THAT THE EXERCISE OF CERTAIN RIGHTS HEREUNDER OR UNDER THE LOAN DOCUMENTS MAY BE SUBJECT TO AND/OR REQUIRE COMPLIANCE WITH THE GAMING LAWS.

10.17    Successors and Assigns.

         This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 10.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

10.18 Consent to Jurisdiction and Service of Process; Choice of Forum.

         ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION. Company hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Company at its address provided in subsection 10.8, such service upon receipt by Company being hereby acknowledged by Company to be sufficient for personal jurisdiction in any action against Company in any such court upon such receipt and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against Company in the courts of any other jurisdiction.

10.19    Waiver of Jury Trial.

         EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.20    Confidentiality.

         Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company that in any event a Lender may make disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

10.21    Licensing of Administrative Agent and Lenders.

         If an Event of Default shall have occurred hereunder or under any of the Loan Documents and it shall become necessary, or in the opinion of Administrative Agent advisable, for an agent, receiver or other representative of Administrative Agent to become licensed under the provisions of the laws of the State of Illinois, Louisiana, Kentucky, Missouri or Nevada, or rules and regulations adopted pursuant thereto, as a condition to receiving the benefit of any Collateral encumbered by the Collateral Documents for the benefit of Administrative Agent on behalf of Lenders or otherwise to enforce their rights hereunder, Company does hereby give its consent, and agrees to cause its Subsidiaries to give their consents, to the granting of such license or licenses and agrees to execute such further documents as may be required in connection with the evidencing of such consent.

10.22    Counterparts; Effectiveness.

         This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon (i) the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof and (ii) the satisfaction or waiver by Requisite Lenders of the conditions set forth in subsection 4.1. At the time of the effectiveness of this Agreement, this Agreement shall amend and restate the Existing Credit Agreement, all obligations of Company under the Existing Credit Agreement that have not been paid as of the Effective Date shall become Obligations of Company hereunder, and the commitments under the Existing Credit Agreement shall terminate.

10.23    Cooperation With Gaming Authorities.

         Administrative Agent and each Lender agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over any Loan Party, including the provision of such documents or other information as may be requested by any such Gaming Authority relating to any Loan Party or to the Loan Documents.

          [Remainder of page intentionally left blank]
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                        PLAYERS INTERNATIONAL,INC.,
                        as Borrower


                        By:
                        Title:

                        Notice Address:

                             Citicenter Building, Suite 800
                             1300 Atlantic Avenue
                             Atlantic City, New Jersey  08401
                             Attention: President

                        With copies to:

                             Players International, Inc.
                             Citicenter Building, Suite 800
                             1300 Atlantic Avenue
                             Atlantic City, New Jersey  08401
                             Attention: Chief Financial Officer

                                 - and -

                             Players International, Inc.
                             Citicenter Building, Suite 800
                             1300 Atlantic Avenue
                             Atlantic City, New Jersey  08401
                             Attention: Vice President,Compliance and
                                        Legal Affairs

                             *WELLS FARGO BANK, N.A.,
                             individually, as Administrative Agent,
                             a Managing Agent and a Co-Arranger



                        By:
                        Title:

                        Notice Address:

                        111 Sutter Street, 17th Floor
                        San Francisco, California 94104
                        Attention: P. Steven Dobel MAC #0188-176


                        *BANKERS TRUST COMPANY,
                        individually and as a Managing Agent



                        By:
                        Title:

                        Notice Address:

                             130 Liberty Street, 14th Floor
                             New York, New York  10006
                             Attention: Carmen Melendez

                        With a copy to:

                             300 South Grand Avenue, 41st Floor
                             Los Angeles, California  90071
                             Attention:  Victoria Floyd






______________

* Indicates Lenders executing and delivering the Amended and Restated Credit Agreement.


                        *FIRST NATIONAL BANK OF COMMERCE,
                        as a Lender



                        By:
                        Title:

                        Notice Address:

                             210 Baronne Street
                             New Orleans, Louisiana  70160
                             Attention: Louis Ballero

                        *COMMUNITY NATIONAL BANK OF METROPOLIS,
                        as a Lender


                        By:
                        Title:

                        Notice Address:

                             522 Market Street
                             Metropolis, Illinois  62960
                             Attention: David York


                        MERCANTILE BANK OF ST. LOUIS, N.A.,
                        as a Lender



                        By:
                        Title:

                        Notice Address:

                             7th & Washington
                             St. Louis, Missouri  63101
                             Attention: Louis Hermann

                        *NBD BANK,
                        as a Lender



                        By:
                        Title:

                        Notice Address:

                             One First National Plaza
                             Mail Suite 0286
                             Chicago, Illinois 60670
                             Attention: Joseph G. Gavin

                        With a copy to:

                             One First National Plaza
                             Mail Suite 0631
                             Chicago, Illinois 60670
                             Attention: Thomas Bower


                        NORWEST BANK NEVADA, FSB,
                        as a Lender



                        By:
                        Title:

                        Notice Address:

                             3300 West Sahara, #951
                             Las Vegas, Nevada  89102
                             Attention: Mal Ercanbrack

                             *WHITNEY NATIONAL BANK
                             as a Lender



                        By:____________________

                        Title:_________________

                        Notice Address:

                             228 St. Charles Avenue
                             P.O. Box 61260
                             New Orleans, Louisiana 70130
                             Attention: John Zollinger


                                       EXECUTION



             AMENDED AND RESTATED CREDIT AGREEMENT


                 DATED AS OF DECEMBER 16, 1996


                             AMONG


                  PLAYERS INTERNATIONAL, INC.,
                          as Borrower,

                   THE LENDERS LISTED HEREIN,
                          as Lenders,


                    WELLS FARGO BANK, N.A.,
Individually and as Administrative Agent, a Managing Agent and a Co-Arranger,


                     BANKERS TRUST COMPANY,
             Individually and as a Managing Agent,

                              and

                   BT SECURITIES CORPORATION,
                        as a Co-Arranger

                  PLAYERS INTERNATIONAL, INC.

             AMENDED AND RESTATED CREDIT AGREEMENT

                       TABLE OF CONTENTS
                                                             Page

    SECTION 1.
                          DEFINITIONS                           2
         1.1 Certain Defined Terms                              2
         1.2 Accounting Terms; Utilization of GAAP for
             Purposes of Calculations Under Agreement           35
         1.3 Other Definitional Provisions                      35

    SECTION 2.
           AMOUNTS AND TERMS OF COMMITMENTS AND LOANS          36
         2.1 Commitments; Making of Loans; Notes               36
         2.2 Interest on the Loans                             43
         2.3 Fees                                              44
         2.4 Payments, Prepayments and Reductions in Commitments;
             General Provisions Regarding Payments             45
         2.5 Use of Proceeds                                   52
         2.6 [Omitted.]                                        53
         2.7 Increased Costs; Taxes; Capital Adequacy          53
         2.8 Obligation of Lenders and Administrative
             Agent to Mitigate                                 57
         2.9 Replacement of Lenders                            58

    SECTION 3.
                       LETTERS OF CREDIT                       58
         3.1 Issuance of Letters of Credit and Lenders'
             Purchase of Participations Therein                58
         3.2 Letter of Credit Fees                             60
         3.3 Drawings and Reimbursement of Amounts Drawn Under
             Letters of Credit.                                61
         3.4 Obligations Absolute                              64
         3.5 Indemnification; Nature of Administrative Agent's
             Duties                                            65
         3.6 Increased Costs and Taxes Relating to Letters
             of Credit                                         66

    SECTION 4.
                  CONDITIONS TO EFFECTIVENESS;
           CONDITIONS TO LOANS AND LETTERS OF CREDIT           67
         4.1 Conditions to Effectiveness                       67
         4.2 Conditions to Initial Tranche B Loans.            73
         4.3 Conditions to All Tranche C Loans                 73
         4.4 Conditions to All Loans                           74
         4.5 Conditions to Letters of Credit                   76

    SECTION 5.
            COMPANY'S REPRESENTATIONS AND WARRANTIES           76
         5.1 Organization, Powers, Qualification, Good Standing,
             Business and Subsidiaries                         76
         5.2 Authorization of Borrowing, etc.                  77
         5.3 Financial Condition                               78
         5.4 No Material Adverse Change;
             No Restricted Payments                            79
         5.5 Title to Properties; Liens                        79
         5.6 Litigation; Adverse Facts                         80
         5.7 Payment of Taxes                                  81
         5.8 Performance of Agreements;
             Materially Adverse Agreements                     81
         5.9 Governmental Regulation                           81
         5.10 Securities Activities                            82
         5.11 Employee Benefit Plans                           82
         5.12 Certain Fees                                     82
         5.13 Environmental Protection                         83
         5.14 Employee Matters                                 84
         5.15 Solvency                                         84
         5.16 Disclosure                                       84
         5.17 Compliance With Laws                             85
         5.18 Representations Relating to Operation
              of Facilities                                    85
         5.19 Intangible Property                              85
         5.20 Rights to Agreements, Permits and Licenses       85
         5.21 Classification of Ships                          86
         5.22 Recordation of Ship Mortgages                    86
         5.23 Policies of Insurance                            86
         5.24 Survival of Rights Created under Existing
              Credit Agreement                                 87

    SECTION 6.
                COMPANY'S AFFIRMATIVE COVENANTS                87
         6.1  Financial Statements and Other Reports           87
         6.2  Corporate Existence, etc.                        94
         6.3  Payment of Taxes and Claims; Tax Consolidation   94
         6.4  Maintenance of Properties; Insurance             95
         6.5  Inspection; Lender Meeting                       95
         6.6  Compliance with Laws, etc.                       96
         6.7  Environmental Disclosure and Inspection          96
         6.8  Company's Remedial Action Regarding Hazardous
              Materials                                        97
         6.9  Post-Closing Matters                             98
         6.10 New Subsidiaries; New Joint Ventures;
              Further Assurances                               98
         6.11 Maryland Heights Facility Matters                101
         6.12 Appraisals                                       102
         6.13 Cash Concentration Account                       102

    SECTION 7.
                  COMPANY'S NEGATIVE COVENANTS                 103
         7.1  Indebtedness                                     103
         7.2  Liens and Related Matters                        103
         7.3  Investments, Loans and Advances; Capital
              Expenditures                                     104
         7.4  Contingent Obligations                           105
         7.5  Restricted Payments                              106
         7.6  Financial Covenants                              106
         7.7  Restriction on Fundamental Changes;
              Asset Sales and Acquisitions                     109
         7.8  Transactions with Shareholders and Affiliates    110
         7.9  Disposal of Subsidiary Stock                     110
         7.10 Conduct of Business                              111
         7.11 Tradenames, Trademarks and Servicemarks          111
         7.12 Change of Control Offer                          111
         7.13 No Amendment of Indenture                        111
         7.14 No Movement of Other Barges                      111

    SECTION 8.
                       EVENTS OF DEFAULT                       112
         8.1  Failure to Make Payments When Due                112
         8.2  Default in Other Agreements                      112
         8.3  Breach of Certain Covenants                      112
         8.4  Breach of Warranty                               113
         8.5  Other Defaults Under Loan Documents              113
         8.6  Involuntary Bankruptcy; Appointment
              of Receiver, etc.                                113
         8.7  Voluntary Bankruptcy; Appointment of
              Receiver, etc.                                   114
         8.8  Judgments and Attachments                        114
         8.9  Dissolution                                      114
         8.10 Employee Benefit Plans                           114
         8.11 Change in Control                                115
         8.12 Impairment of Collateral                         115
         8.13 Loss of Gaming License                           115
         8.14 Failure to Open Maryland Heights or to
              Obtain Gaming License                            115
         8.15 Invalidity of Guaranties                         115
         8.16 Material Adverse Change                          116
         8.17 Remedies                                         116

    SECTION 9.
                      ADMINISTRATIVE AGENT                     117
         9.1  Appointment                                      117
         9.2  Powers; General Immunity                         117
         9.3  Representations and Warranties;
              No Responsibility For Appraisal
              of Creditworthiness                              119
         9.4  Right to Indemnity                               119
         9.5  Successor Administrative Agent
              and Swing Line Lender.                           120
         9.6  Collateral Documents                             120
         9.7  Release of Collateral                            121

    SECTION 10.
                         MISCELLANEOUS                         121
         10.1 Assignments and Participations in Loans
              and Letters of Credit                            121
         10.2 Expenses                                         125
         10.3 Indemnity                                        126
         10.4 Set-Off; Security Interest in Deposit Accounts   127
         10.5 Ratable Sharing                                  127
         10.6 Amendments and Waivers                           128
         10.7 Independence of Covenants                        129
         10.8 Notices                                          129
         10.9 Survival of Representations,
              Warranties and Agreements                        129
         10.10 Failure or Indulgence Not Waiver;
               Remedies Cumulative                             130
         10.11 Marshalling; Payments Set Aside                 130
         10.12 General Release                                 130
         10.13 Severability                                    132
         10.14 Obligations Several; Independent Nature of
               Lenders' Rights                                 133
         10.15 Headings                                        133
         10.16 Applicable Law                                  133
         10.17 Successors and Assigns                          133
         10.18 Consent to Jurisdiction and Service of Process;
               Choice of Forum                                 133
         10.19 Waiver of Jury Trial                            134
         10.20 Confidentiality                                 134
         10.21 Licensing of Administrative Agent and Lenders   135
         10.22 Counterparts; Effectiveness.                    135
         10.23 Cooperation With Gaming Authorities             136
               Signature pages                                 S-1

                            EXHIBITS

I           FORM OF NOTICE OF BORROWING
II          FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
III         FORM OF LENDER ASSIGNMENT AGREEMENT
IV-A        FORM OF TRANCHE A NOTE
IV-B        FORM OF TRANCHE B NOTE
IV-C        FORM OF TRANCHE C NOTE
V           FORM OF SWING LINE NOTE
VI-A        FORM OF OPINION OF COMPANY COUNSEL [EFFECTIVE DATE]
VI-B        FORM OF OPINION OF COMPANY COUNSEL [TRANCHE B
            EFFECTIVE DATE]
VII         FORM OF OPINION OF O'MELVENY & MYERS LLP
VIII        FORM OF COMPLIANCE CERTIFICATE
IX          FORM OF LINKED APPRECIATION RIGHTS AGREEMENT
X           FORM OF ACKNOWLEDGEMENT AND CONFIRMATION
[XI-A       FORM OF SUBSIDIARY SECURITY AGREEMENT (LOUISIANA)]
XI-B        FORM OF SUBSIDIARY SECURITY AGREEMENT (MISSOURI)
XI-C        FORM OF SUBSIDIARY SECURITY AGREEMENT (ILLINOIS)
XI-D        FORM OF SUBSIDIARY SECURITY AGREEMENT (NEW JERSEY)
XI-E        FORM OF SUBSIDIARY SECURITY AGREEMENT (KENTUCKY)
XII         FORM OF PARTNERSHIP INTEREST SECURITY AGREEMENT
XIII        FORM OF PHI GUARANTY
XIV         FORM OF PHI PLEDGE AGREEMENT
XV          FORM OF SHIP MORTGAGE
XVI         FORM OF LLC MEMBERSHIP INTEREST SECURITY AGREEMENT
XVII        FORM OF RESOURCES PLEDGE AND SECURITY AGREEMENT
XVIII       FORM OF JOINT VENTURE INTEREST SECURITY AGREEMENT
XIX         FORM OF ASSUMPTION AGREEMENT
XX          FORM OF SIRCC PLEDGE AGREEMENT

                 SCHEDULES

1.1      NEW LOAN DOCUMENTS
2.1      LENDERS' COMMITMENTS AND PRO RATA SHARES
4.1(c)   CORPORATE STRUCTURE OF COMPANY AND ITS SUBSIDIARIES
5.1      SUBSIDIARIES OF COMPANY
5.5      US DOCUMENTED BARGES
5.6      LITIGATION MATTERS
5.11     ERISA MATTERS
5.13     ENVIRONMENTAL MATTERS
5.19     TRADEMARK MATTERS
6.4(a)   MINIMUM INSURANCE REQUIREMENTS
6.4(b)   MINIMUM INSURANCE REQUIREMENTS - CONSTRUCTION
6.9      POST-CLOSING CONDITIONS
7.2      LIENS
7.3      INVESTMENTS
7.11     INTELLECTUAL PROPERTY ASSIGNMENTS

A-1      DESCRIPTION OF ILLINOIS PREMISES
A-2      DESCRIPTION OF LOUISIANA PREMISES
A-3      DESCRIPTION OF NEVADA PREMISES